Exhibit 10.19

Execution Copy

€22,090,680

MEZZANINE FACILITY AGREEMENT

dated 13 MAY 2015

for

ARC GLOBAL II DB LUX S.À R.L.

arranged by

M&G INVESTMENT MANAGEMENT LIMITED

with

MOUNT STREET MORTGAGE SERVICING LIMITED

acting as Mezzanine Agent

and

MOUNT STREET MORTGAGE SERVICING LIMITED

acting as Mezzanine Security Agent

Linklaters

Ref: STMS/SZS/AH

Linklaters LLP

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	SECTION 10 CHANGES TO PARTIES
24.	Changes to the Lenders	77
25.	Changes to the Obligors	81
	SECTION 11 THE FINANCE PARTIES
26.	Role of the Mezzanine Agent, the Mezzanine Security Agent and the Arranger	83
27.	Application of proceeds	98
28.	Conduct of business by the Mezzanine Secured Parties	99
29.	Sharing among the Finance Parties	99
	SECTION 12 ADMINISTRATION
30.	Payment mechanics	102
31.	Set-off	104
32.	Notices	104
33.	Calculations and certificates	106
34.	Partial invalidity	107
35.	Remedies and waivers	107
36.	Amendments and waivers	107
37.	Confidential Information	108
38.	Counterparts	113
	SECTION 13 GOVERNING LAW AND ENFORCEMENT
39.	Governing law	114
40.	Enforcement	114

THE SCHEDULES

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THIS AGREEMENT is dated 13 MAY 2015 and made between:

(1)	ARC GLOBAL II DB LUX S.À R.L. a company organised and registered and existing as a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at 9A boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B193.643 and having a share capital on the date hereof of EUR 12,500 (the “Company”);

(2)	M&G INVESTMENT MANAGEMENT LIMITED as mandated lead arranger (the “Arranger”);

(3)	THE COMPANIES listed in Part II of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	MOUNT STREET MORTGAGE SERVICING LIMITED as agent of the other Finance Parties (the “Mezzanine Agent”); and

(6)	MOUNT STREET MORTGAGE SERVICING LIMITED as Mezzanine Security Agent for the Mezzanine Secured Parties (the “Mezzanine Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Mezzanine Agent (acting on the instructions of the Majority Lenders).

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition” means the acquisition by the Company of the entire issued share capital of the Senior Borrower pursuant to the Acquisition Documents.

“Acquisition Agreement” means the Luxembourg law governed share purchase agreement dated 19 January 2015 between the Vendor and the Company relating to the Acquisition.

“Acquisition Closing Date” means the date on which the Acquisition is completed.

“Acquisition Costs” means all costs, fees and expenses (and Taxes on them) and all stamp duty, stamp duty land tax, registration duties and other Taxes incurred by or on behalf of the Company in connection with the Acquisition, the Transaction Documents or the financing of the Acquisition.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as such by the Mezzanine Agent and the Borrower.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement for Lease” means an agreement to grant an Occupational Lease for all or part of the Property.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is one week after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Borrower” means:

(a)	from and including the date of this Agreement to but excluding the date on which the completion of the Permitted Merger takes place, the Company; and

(b)	from and including the date on which the completion of the Permitted Merger takes place, the Senior Borrower (which is the surviving entity following the Permitted Merger).

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Luxembourg.

“Calculation Period” has the meaning given to that term in Clause 20.1 (Definitions).

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within six months after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and noncredit-enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case to which the Senior Borrower is beneficially entitled at that time and which is not issued or guaranteed by any member of its Group Holding Companies, or subject to any Security (other than Security arising under the Transaction Security Documents).

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part I of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

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(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Common Business Day” means:

(a)	a Business Day; and

(b)	a day on which banks in Frankfurt/Main, Germany are open for general business.

“Compensation Prepayment Proceeds” means the proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, the Property.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with an Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Mezzanine Agent.

“CRR” means the regulatory provisions of the European Capital Requirements Regulation (Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 646/2012) on credit risk mitigation techniques.

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“CTA” means the Corporation Tax Act 2009.

“DB Service Agreement” means the service agreement dated 17 December 2003 entered into by Deutsche Bank (Luxembourg) S.A. for the benefit of the Company and the Senior Borrower (as amended from time to time, and/or if substituted for a direct agreement with the Property Manager).

“Debt Yield” has the meaning given to that term in Clause 20.1 (Definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Mezzanine Security Agent.

“Deloitte Tax Report” means a tax structure report dated 22 April 2015 prepared by Deloitte relating to the Acquisition and outlining the tax implications of the Acquisition and the tax structure going forward (including the Permitted Merger).

“Disposal Proceeds” means all disposal proceeds derived from the disposal of the Property or the shares in an Obligor in accordance with paragraph (c) of Clause 21.4 (Disposals).

“Duty of Care Agreement” means a duty of care agreement entered into or to be entered into by a Property Manager, the Senior Borrower and the Senior Lender or the Mezzanine Security Agent (as applicable) in an agreed form.

“Environment” means humans, animals, plants and all other living organisms, including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

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“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Recovery Proceeds” means any proceeds of a Recovery Claim which the Borrower notifies the Mezzanine Agent are, or are to be, applied:

(a)	to satisfy (or reimburse an Obligor which has discharged) any liability, charge or claim upon an Obligor by a person which is not an Obligor or an Affiliate of an Obligor; or

(b)	in the replacement, reinstatement and/or repair of assets of an Obligor which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 90 days, or such longer period as the Majority Lenders may agree) after receipt.

“Existing Facility” means the EUR 36,945,000 facility provided pursuant to a German law governed facility agreement between, amongst others, Deutsche Postbank AG as Lender and the Senior Borrower as borrower originally dated 20 December 2012 as amended and extended by the amendment and loan term extension agreement dated 25/26 June 2013, and further amended and extended by the second amendment and loan term extension agreement dated 20 December 2013.

“Existing Occupational Lease” means the lease agreement between Deutsche Bank (Luxembourg) S.A. and the Senior Borrower in relation to the Property dated 19 March 2014 (as may be amended from time to time).

“Existing Occupational Tenant” means Deutsche Bank (Luxembourg) S.A. as occupational tenant pursuant to the Existing Occupational Lease.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Mezzanine Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Mezzanine Agent or the Mezzanine Security Agent and the Borrower setting out any of the fees referred to in Clause 10 (Fees).

“Finance Document” means:

(a)	this Agreement;

(b)	any Transaction Security Document;

(c)	the Intercreditor Agreement;

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(d)	any Fee Letter;

(e)	any Accession Letters;

(f)	each Duty of Care Agreement;

(g)	any Transfer Certificate;

(h)	any Assignment Agreement;

(i)	each Utilisation Request; and

(j)	any other document designated as such by the Mezzanine Agent and the Borrower.

“Finance Party” means the Mezzanine Agent, the Mezzanine Security Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Memorandum” means the funds flow memorandum in the agreed form containing details of the flow of funds on the Acquisition Closing Date.

“GAAP” means generally accepted accounting principles, standards and practices in Luxembourg, including IFRS.

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“Guarantor” means the Original Guarantors and, following an accession in accordance with Clause 25 (Changes to the Obligors), each Additional Guarantor.

“General Account” has the meaning given to that term in the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, transaction, schedule or other agreement entered into or to be entered into by the Senior Borrower in relation to the Senior Loan.

“Hedging Prepayment Proceeds” means any amount payable to an Obligor as a result of termination or close-out under a Hedging Agreement.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Initial Valuation” means the Valuation of the Property dated 8 April 2015 supplied by Knight Frank LLP, London to the Lenders as a condition precedent under this Agreement on or before the Utilisation Date.

“Insurance Prepayment Proceeds” means any proceeds of Insurances required to be paid into the Rent Account in accordance with paragraph (i) of Clause 22.9 (Insurances).

“Insurances” means any contract of insurance required under Clause 22.9 (Insurances).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement between, among others, the Finance Parties and the Senior Finance Parties in form and substance satisfactory to the Mezzanine Agent and the Arranger.

“Interest Payment Date” means 30 September, 31 December, 31 March and 30 June in each year and the Termination Date, with the first Interest Payment Date being 30 June 2015. If, however, any such day (other than the Termination Date) is not a Common Business Day, the Interest Payment Date will instead be the next Common Business Day in that calendar month (if there is one) or the preceding Common Business Day (if there is not).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“ITA” means the Income Tax Act 2007.

“Lease Document” means:

(a)	the Existing Occupational Lease;

(b)	an Agreement for Lease;

(c)	an Occupational Lease; or

(d)	any other document designated as such by the Mezzanine Agent and the Borrower.

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“Lease Prepayment Proceeds” means any premium or other amount paid to an Obligor in respect of any agreement to amend, supplement, extend, waive, surrender or release a Lease Document.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Mezzanine Agent (and addressed to the Finance Parties) as a condition precedent under this Agreement on or before the Utilisation Date.

“Lender” means:

(a)	any Original Lender; and

(b)	any other person which has become a Lender in accordance with Clause 24 (Changes to the Lenders),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Loan to Value” means, at any time, the aggregate of the Loan and the Senior Loan as a percentage of the aggregate Market Value of the Property (determined in accordance with the most recent Valuation of the Property at that time).

“Luxembourg Civil Code” means the Code civil of Luxembourg.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction.

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“Market Value” has the meaning given to that term in the current edition of the Royal Institution of Chartered Surveyors Appraisal and Valuation Standards (or such publication as may from time to time replace that publication).

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets or business of any Obligor or the consolidated financial condition, assets, prospects or business of the Obligors taken as a whole, which will likely affect the ability of an Obligor to perform and comply with its material obligations under any Finance Document or Senior Finance Document;

(b)	the validity, legality or enforceability of any Finance Document or Senior Finance Document; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents.

“Mezzanine Collections Account” means the account designated as such under Clause 16.1 (Designation of Accounts) and includes any replacement of that account.

“Mezzanine Only Cash Sweep Event” means:

(a)	the Loan to Value is greater than 86 per cent.; or

(b)	the Debt Yield is less than 7 per cent.

“Mezzanine Only Cash Sweep Period” means a period commencing on the date on which a Mezzanine Only Cash Sweep Event has occurred and is continuing until (but excluding) the second consecutive Interest Payment Date thereafter on which the Loan to Value is equal to or less than 86 per cent. or the Debt Yield is greater than 7 per cent.

“Mezzanine Only Cash Sweep Prepayment Proceeds” means, at the relevant time, the balance standing to the credit of the Mezzanine Collections Account following payments made pursuant to paragraphs (a) to (f)(iv) of clause 13.3 (Order of payments) of the Intercreditor Agreement.

“Mezzanine Only Security Documents” means:

(a)	those documents referred to in paragraph 2 of Schedule 9 (Security Documents);

(b)	each Mezzanine Only Subordinated Creditor’s Security Agreement; and

(c)	each other document creating Security granted in favour of the Mezzanine Security Agent as trustee for the Mezzanine Secured Parties and which is designated as such by the Mezzanine Agent and the Borrower.

“Mezzanine Only Subordinated Creditor’s Security Agreement” means a Security over Mezzanine Only Subordinated Debt entered into or to be entered into by a Subordinated Creditor in favour of the Mezzanine Security Agent in an agreed form.

“Mezzanine Only Subordinated Debt”, in relation to a Subordinated Creditor, has the meaning given to that term in the Mezzanine Only Subordination Agreement entered into by that Subordinated Creditor.

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“Mezzanine Only Subordination Agreement” means a subordination agreement entered into or to be entered into by a Subordinated Creditor, an Obligor, the Mezzanine Agent and the Mezzanine Security Agent in an agreed form.

“Mezzanine Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Mezzanine Secured Party under any Finance Document.

“Mezzanine Secured Party” means a Finance Party, a Receiver or any Delegate.

“Midco” means ARC Global (Luxembourg) Holdings II S.à r.l. a company organised and registered and existing as a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at 9A boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B196.379 and having a share capital on the date hereof of EUR 12,500.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“MP Property Management Agreement” means the property management agreement pursuant to which the Property Manager will carry out the property management activities required under the Existing Occupational Lease, together with certain other activities, for the benefit of the Company and the Senior Borrower, entered into on or about the date hereof in an agreed form.

“Net Disposal Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and taking into account the cash value of any apportionment of rental income payable in connection with the Property or other amount given or made to any purchaser or third person upon that sale, transfer or disposal) received by an Obligor in connection with the sale, lease, transfer or other disposal by any Obligor of the Property or the shares in an Obligor, after deducting:

(a)	fees and transaction costs properly incurred in connection with that sale, lease, transfer or disposal; and

(b)	Taxes paid or reasonably estimated by the Borrower or the relevant other Obligor to be payable (as certified by the Borrower or such other Obligor to the Mezzanine Agent) as a result of that sale, lease, transfer or disposal.

“Net Rental Income” has the meaning given to that term in Clause 20.1 (Definitions).

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“New Lender” has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).

“Obligor” means the Borrower and the Guarantors.

“Obligor Confidential Information” means all information relating to a Finance Party, the Finance Documents or the Facility of which an Obligor becomes aware in its capacity as Obligor or which is received by an Obligor in relation to, or for the purpose of becoming an Obligor under, the Finance Documents or the Facility from either:

(a)	any Finance Party or any of its advisers; or

(b)	another Obligor, if the information was obtained by that Obligor directly or indirectly from any Finance Party or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Obligor of Clause 37 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by the relevant Finance Party or any of its advisers; or

(iii)	is known by that Obligor before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Obligor after that date, from a source which is, as far as that Obligor is aware, unconnected with any Finance Party and which, in either case, as far as that Obligor is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Occupational Lease” means any lease or licence or other right of occupation or right to receive rent to which the Property may at any time be subject and includes any guarantee of a tenant’s obligations under the same.

“Original Financial Statements” means:

(a)	in relation to any Obligor (other than the Senior Borrower), its pro forma balance sheet as at the Utilisation Date; and

(b)	in relation to the Senior Borrower, its audited financial statements for its financial year ended 31 December 2013.

“Original Jurisdiction” means, in relation to any Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

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“Permitted Merger” means the merger of the Company into the Senior Borrower as receiving company and where the resulting entity is the Senior Borrower provided that prior to completion of such merger the Company has confirmed that all steps detailed in the Deloitte Tax Report have been or will be completed in connection with the Permitted Merger on the same basis as described therein and that that there are no additional events or circumstances which would result in any adverse tax consequence to the Obligors as a result of such merger not described in the Deloitte Tax Report.

“Permitted Payment” means a payment:

(a)	prior to the Permitted Merger, by the Senior Borrower to the Company;

(b)	by the Borrower to Midco; and

(c)	by Midco to Topco,

provided that any such payment by the relevant Obligor is made using funds available for distribution pursuant to paragraph (f)(ix) of clause 13.3 (Order of payments) of the Intercreditor Agreement or from the General Account when there is no Event of Default outstanding.

“PfandBG” means the German Covered Bonds Act (Pfandbriefgesetz).

“Planning Law” means all laws and regulations of any relevant jurisdiction which:

(a)	control the development and use of land or buildings; or

(b)	protect buildings of historic importance.

“Prepayment Proceeds” means:

(a)	Lease Prepayment Proceeds;

(b)	Insurance Prepayment Proceeds;

(c)	Compensation Prepayment Proceeds;

(d)	Hedging Prepayment Proceeds;

(e)	Recovery Prepayment Proceeds; and

(f)	Disposal Proceeds.

“Property” means the office block property located at 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

“Property Manager” means Moor Park Global II Advisors Ltd as property manager appointed pursuant to the MP Property Management Agreement, or any other property manager appointed by the Borrower or the Senior Borrower in respect of the Property in accordance with Clause 22.8 (Property Managers).

“Property Protection Loan” means a loan made by a Lender to an Obligor to finance:

(a)	the payment of any premium for insurance, or any cost or expense required to keep any insurance in force, in accordance with this Agreement or the Senior Facility Agreement;

(b)	any capital expenditure which an Obligor is obliged to incur under the terms of any Occupational Lease;

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(c)	the payment of any fees, costs and expenses of any Property Manager in accordance with the MP Property Management Agreement (as the case may be);

(d)	the payment of any amount which, in the opinion of the Lender concerned, is required to preserve or protect any Security Property (including any Tax payments),

in circumstances where any Obligor is obliged under a Finance Document or a Senior Finance Document but has failed to pay the relevant amount.

“Property Report” means, in respect of the Property, any certificate of or report on title supplied to the Lenders as a condition precedent under this Agreement on or before the Utilisation Date.

“Purchase Price” means the purchase price for the Acquisition as set out in the Acquisition Agreement being EUR 68,685,069.

“Qualifying Lender” has the meaning given to that term in paragraph (a) of Clause 11.1 (Definitions).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Recovery Prepayment Proceeds” means the proceeds of a claim (a “Recovery Claim”) against:

(a)	the vendor of the shares in any Obligor or the Property or any of its Affiliates (or any employee, officer or adviser); or

(b)	the provider of any Property Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the shares in any Obligor or the Property, except for Excluded Recovery Proceeds, and after deducting:

(i)	any reasonable expenses incurred by an Obligor to a person who is not an Obligor or Affiliate of an Obligor;

(ii)	any Tax incurred and required to be paid by an Obligor (as reasonably determined by that Obligor on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“REIT” means American Realty Capital Global II Trust, Inc.

“Related Fund” means, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

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(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Mezzanine Only Security Documents entered into by it.

“Rent Account” has the meaning given to that term in the Intercreditor Agreement.

“Rent Free Deposit Account” has the meaning given to that term in the Intercreditor Agreement.

“Repayment Amount” has the meaning given to that term in the Senior Facility Agreement.

“Repeating Representations” means each of the representations set out in Clause 18.2 (Status) to Clause 18.7 (Governing law and enforcement), paragraphs (d) and (e) of Clause 18.13 (Financial statements), Clause 18.14 (Pari passu ranking) to Clause 18.21 (Security) (excluding paragraph (d) of Clause 18.16 (Valuation) and paragraph (c) of Clause 18.18 (Information for Property Reports)) and Clause 18.23 (Acquisition Documents).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Rating” means in relation to an insurance company or underwriter, that insurance company or underwriter having a rating for its long-term unsecured and non-credit enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Asset” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Property” means:

(a)	the Security expressed to be granted in favour of the Senior Lender and held on a first ranking basis for the benefit of the Senior Lender and on a second ranking basis for the benefit of the Mezzanine Security Agent as trustee for the Mezzanine Secured Parties, and all proceeds of that Security;

(b)	the Security expressed to be granted on a first ranking basis in favour of the Mezzanine Security Agent pursuant to the Mezzanine Only Security Documents;

(c)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Mezzanine Secured Liabilities to the Mezzanine Security Agent as trustee for the Mezzanine Secured Parties and secured under the Senior Security Documents and the Mezzanine Only Security Documents (as the case may be) together with all representations and warranties expressed to be given by an Obligor or any other person in favour of the Mezzanine Security Agent as trustee for the Mezzanine Secured Parties; and

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(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Mezzanine Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Mezzanine Secured Parties.

“Senior Accounts” means the Rent Account, the Rent Free Deposit Account, the General Account and the Senior Cash Sweep Account.

“Senior Borrower” means 2 Boulevard Konrad Adenauer S.à.r.l., a company organised and registered and existing as a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at 412F, Route d’Esch, L-2086 Luxembourg and from the Utilisation Date, 9A boulevard Prince Henri L-1724 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B96624 and having a share capital on the date hereof of EUR 12,500.

“Senior Cash Sweep Account” has the meaning given to that term in the Senior Facility Agreement.

“Senior Facility Agreement” means the EUR 36,000,000 senior facility agreement entered into on or about the date of this Agreement between, amongst others, the Senior Borrower and the Senior Lender.

“Senior Finance Documents” has the meaning given to that term in the Intercreditor Agreement.

“Senior Finance Parties” means each Senior Lender.

“Senior Lender” means Deutsche Postbank AG and any other party which acquires the Senior Loan (or any part of it) in accordance with the terms of the Senior Facility Agreement and the Intercreditor Agreement.

“Senior Loan” means the Loan as defined in the Senior Facility Agreement.

“Senior Security Documents” means:

(a)	those documents referred to in paragraph 1 of Schedule 9 (Security Documents); and

(b)	each other document creating Security granted in favour of the Senior Lender and held on a first ranking basis for the benefit of the Senior Lender and on a second ranking basis for the benefit of the Mezzanine Security Agent as trustee for the Mezzanine Secured Parties and which is designated as such by the Senior Lender, the Mezzanine Agent and the Borrower.

“Specified Time” means a day or time determined in accordance with Schedule 8 (Timetables).

“Structure Chart” means the structure chart of the REIT and its Subsidiaries in the agreed form.

“Subordinated Creditor” means:

(a)	Topco to the extent it has advanced any Financial Indebtedness to Midco; or

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(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is two years after the Utilisation Date.

“Topco” means ARC Global II S.à.r.1, a company organised and registered and existing as a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at 9A boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B196327 and having a share capital on the date hereof of EUR 12,500.

“Total Commitments” means the aggregate of the Commitments being EUR 22,090,680.

“Transaction Document” means:

(a)	a Finance Document;

(b)	a Senior Finance Document;

(c)	a Lease Document;

(d)	a document appointing a Property Manager in accordance with this Agreement, including the MP Property Management Agreement;

(e)	an Acquisition Document; or

(f)	any other document designated as such by the Mezzanine Agent and the Borrower.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

“Transaction Security Documents” means the Mezzanine Only Security Documents and the Senior Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Mezzanine Agent (acting on the instructions of the Majority Lenders) and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Mezzanine Agent executes the relevant Assignment Agreement or Transfer Certificate.

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“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Valuation” means a valuation of the Property by the Valuer, supplied at the request of the Mezzanine Agent, addressed to the Mezzanine Secured Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

“Valuer” means Knight Frank LLP, London or any other surveyor or valuer appointed by the Mezzanine Agent (acting on the instructions of the Majority Lenders).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

“Vendor” means IVG Institutional Funds GmbH, a German limited liability company, acting as management company in the name and for the account of the fund known as EURIM.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Arranger”, any “Finance Party”, any “Lender”, the “Mezzanine Agent”, the “Mezzanine Security Agent”, any “Obligor”, any “Party”, any “Mezzanine Secured Party”, any “Senior Lender”, any “Guarantor” or any “Senior Finance Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Mezzanine Security Agent, any person for the time being appointed as Mezzanine Security Agent or Mezzanine Security Agents in accordance with the Finance Documents;

(ii)	the “Company”, the “Borrower”, the “Senior Borrower”, “Topco” or “Midco” or any obligations or requirement in respect of such persons in those capacities shall be construed as a reference the applicable Obligor in that capacity;

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Mezzanine Agent or, if not so agreed, is in the form specified by the Mezzanine Agent;

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(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(vi)	a “Finance Document”, “Hedging Agreement” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Hedging Agreement or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document, Hedging Agreement or Transaction Document or other agreement or instrument;

(vii)	“guarantee” means (other than in Clause 17 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	a time of day is a reference to London time;

(xiii)	a reference in this Agreement or any other Finance Document to the Mezzanine Agent or Mezzanine Security Agent considering or providing approval or consent or making a request, or to an item or a person being acceptable to, satisfactory to, to the satisfaction of or approved by the Mezzanine Agent or Mezzanine Security Agent, is to be construed, unless otherwise specified, as a reference to that Mezzanine Agent or Mezzanine Security Agent taking such action or refraining from acting on the instructions of the Majority Lenders;

(xiv)	a reference in this Agreement or any other Finance Document to the Mezzanine Agent or Mezzanine Security Agent acting reasonably, or the Mezzanine Agent’s or Mezzanine Security Agent’s approval or consent not being unreasonably withheld or delayed or any document, report, confirmation or evidence being required to be reasonably satisfactory to the Mezzanine Agent or Mezzanine Security Agent, is to be construed, unless otherwise specified in this Agreement or such other relevant Finance Document, as the Mezzanine Agent or Mezzanine Security Agent acting on the instructions of the Majority Lenders; and

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(xv)	in any circumstance where the Mezzanine Agent or Mezzanine Security Agent is obliged to consult under the terms of the Finance Documents, “consult” shall be construed, unless otherwise specified, as a reference to the Majority Lenders instructing the Mezzanine Agent or Mezzanine Security Agent (as applicable) to consult with the relevant Obligors in accordance with the terms of the relevant Finance Document and the Mezzanine Agent or Mezzanine Security Agent (as applicable) carrying out that consultation in accordance with the instructions it receives from the Majority Lenders.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	The terms of this Agreement are subject to the provisions of the Intercreditor Agreement and, to the extent that there is any conflict between the provisions in each such document, the Intercreditor Agreement shall prevail.

(g)	Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(i)	a winding-up, administration, reorganisation or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation of similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur,

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a person being unable to pay its debts includes that person being in a state of cessation de paiements;

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(v)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(vi)	a director includes a gérant or an administrateur.

1.3	Currency symbols and definitions

Any reference in this Agreement to “Euro”, “euro”, “€” and “EUR” is to the lawful currency of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 36.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in paragraph (b) of Clause 26.11 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Property Protection Loans

(a)	A Lender may, with the consent of the Majority Lenders, make a Property Protection Loan whether requested by an Obligor or not.

(b)	Each Property Protection Loan shall:

(i)	be repayable on demand made by the relevant Lender with the consent of the Majority Lenders and in any event shall be repayable on the Termination Date; and

(ii)	bear interest in accordance with Clause 8.4 (Default interest) as if it were an overdue amount.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and, in each case, the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

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(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower or given to the Borrower under any Finance Document on behalf of an Obligor or in connection with any Finance Document (whether or not known to any Obligor and whether occurring before or after such Obligor becomes an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and any Obligor, those of the Borrower shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing or refinancing:

(a)	the consideration payable by it for the Acquisition pursuant to the Acquisition Documents; and

(b)	Acquisition Costs,

in each case in accordance with the Funds Flow Memorandum.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Mezzanine Agent has received confirmation from all Lenders that all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) have been received by the Lenders in form and substance satisfactory to them or they have waived such requirement. Upon receiving such confirmation from each Lender, the Mezzanine Agent shall notify the Borrower that such documents and other evidence have been received in satisfactory form and substance.

(b)	Other than to the extent that the Majority Lenders notify the Mezzanine Agent in writing to the contrary before the Mezzanine Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Mezzanine Agent to give that notification. The Mezzanine Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)	The Mezzanine Agent may refuse to accept a Utilisation Request if the Mezzanine Agent believes that the notification described in paragraph (a) above will not be capable of being given on or before the Utilisation Date.

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(d)	If, on the proposed Utilisation Date, the Mezzanine Agent has not issued the notification described in paragraph (a) above, then at the discretion of the Lenders, the Loans may still be made.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations and the representations in paragraph (d) of Clause 18.16 (Valuation) and paragraph (c) of Clause 18.16 (Information for Property Reports) to be made by each Obligor are true in all material respects; and

(b)	immediately following the making of the Loan, the Loan will not exceed the lower of:

(i)	an amount equal to 85 per cent. of the Purchase Price less the Senior Loan drawn on the Acquisition Closing Date;

(ii)	85 per cent. of the Market Value of the Property set out in the Initial Valuation less the Senior Loan drawn on the Acquisition Closing Date; and

(iii)	an amount such that the Debt Yield at the Utilisation Date is not less than 6.75 per cent.,

and the amount of the Loan to be advanced will be adjusted to such lower amount.

4.3	Single Loan

The	Borrower may only deliver one Utilisation Request.

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SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Mezzanine Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies the purpose of the Loan;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(d)	it specifies the account and bank (which must be in the principal financial centre of a Participating Member State in which banks are open for general business on that day or London to which the proceeds of the Utilisation are to be credited.

Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Loan must be an amount which is not more than the Total Commitments nor more than the amount referred to in paragraph (b) of Clause 4.2 (Further conditions precedent).

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Arranger shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period or immediately after the Utilisation Date (if earlier).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loans and all other amounts outstanding under the Finance Documents in full on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Mezzanine Agent upon becoming aware of that event;

(b)	upon the Mezzanine Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Mezzanine Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Mezzanine Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Mandatory prepayment – general

(a)	Subject to paragraph (b) below, the Borrower shall prepay the Loan in full together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable if:

(i)	the Acquisition Agreement is rescinded or otherwise reversed; or

(ii)	a Change of Control occurs.

(iii)	For the purpose of this Clause 7.2, a “Change of Control” means:

(A)	the REIT ceases to have the power to cast or control the casting of more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the shareholders of the Borrower and/or the Senior Borrower; and/or

(B)	the REIT ceases to (directly or indirectly) own more than 50 per cent. of the shares in the Borrower and/or the Senior Borrower.

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(b)	A prepayment to be made in accordance with paragraph (a) above shall only be made in accordance with clause 2 (Ranking) and clause 6 (Permitted payments) of the Intercreditor Agreement.

7.3	Mandatory prepayment – Prepayment Proceeds

The Borrower shall procure that Prepayment Proceeds are paid directly into the Rent Account and, to the extent that such amounts are not applied in prepayment of the Senior Loan in accordance with the terms of the Senior Facility Agreement, are paid to the Mezzanine Agent for payment in accordance with clause 13.3 (Order of payments) of the Intercreditor Agreement.

7.4	Mandatory prepayment – Mezzanine Only Cash Sweep

On each Interest Payment Date during a Mezzanine Only Cash Sweep Period, the Borrower shall prepay the Loan in the amount of the Mezzanine Only Cash Sweep Prepayment Proceeds.

7.5	Voluntary cancellation

The Borrower may, if it gives the Mezzanine Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Mezzanine Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of €5,000,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Mezzanine Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

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7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs and any prepayment and cancellation fees payable pursuant to Clause 10.4 (Prepayment and cancellation fee) without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans and the Borrower shall not cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Mezzanine Agent receives a notice under this Clause 7 it shall as soon as reasonably practicable forward a copy of that notice to either the Borrower or the affected Lenders, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(h)	Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to Clause 7.1 (Illegality), paragraph (a)(ii) of Clause 7.2 (Mandatory prepayment — general) or Clause 7.7 (Right of repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

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SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is nine per cent. per annum.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on each Interest Payment Date.

8.3	Hedging

The Borrower will not, and shall procure that the Senior Borrower does not, enter into any Hedging Agreement other than in accordance with the terms of the Senior Facility Agreement and shall at all times comply with its obligations in respect of any Hedging Agreements in accordance with the terms of the Senior Facility Agreement.

8.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is the sum of 2 per cent. per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Mezzanine Agent (acting reasonably).

(b)	Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Mezzanine Agent.

(c)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. per annum and the rate which would have applied if the overdue amount had not become due.

(d)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	INTEREST PERIODS

9.1	Length of Interest Periods

Each Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.

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9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Mezzanine Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.	FEES

10.1	Upfront fee

The Borrower shall pay to the Arranger an upfront fee in the amount and at the times agreed in a Fee Letter.

10.2	Mezzanine Agent fee

The Borrower shall pay to the Mezzanine Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10.3	Mezzanine Security Agent fee

The Borrower shall pay to the Mezzanine Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.4	Prepayment and cancellation fee

(a)	Subject to paragraph (b) below, if:

(i)	all or any part of a Loan is prepaid; or

(ii)	the Total Commitments are cancelled,

in the nine Months following the Utilisation Date, the Borrower must pay to the Mezzanine Agent for each Lender a prepayment and cancellation fee on the date of prepayment of all or any part of the Loan and on the date of cancellation of any part of the Total Commitments, equal to the amount of all interest that would have accrued on the Loan (or the Total Commitments, as the case may be) during that nine Month period less the amount of all interest received by the Lenders pursuant to this Agreement.

(b)	No prepayment or cancellation fee shall be payable under this Clause 10.4 if the prepayment or cancellation is made under Clause 7.1 (Illegality), Clause 7.7 (Right of repayment and cancellation in relation to a single Lender) or paragraph (g) of Clause 7.8 (Restrictions).

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES

11.1	Definitions

(a)	In this Agreement:

“Borrower DTTP Filing” means an H.M. Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1 (The Original Parties), and is filed with H.M. Revenue & Customs within 30 days of the date of this Agreement.

(ii)	where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with H.M. Revenue & Customs within 30 days of that Transfer Date.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(I)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(II)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(I)	a company resident in the United Kingdom for United Kingdom tax purposes;

(II)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

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(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(III)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

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(iii)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under a Finance Document.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part I of Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Mezzanine Agent accordingly. Similarly, a Lender shall notify the Mezzanine Agent on becoming so aware in respect of a payment payable to that Lender. If the Mezzanine Agent receives such notification from a Lender, it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender in Clause 11.1 (Definitions) and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

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(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender in Clause 11.1 (Definitions) and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Mezzanine Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part I of Schedule 1 (The Original Parties); and

(B)	a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
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(iii)	Each Lender that includes the confirmation described in paragraph (ii)(A) above in Part I of Schedule 1 (The Original Parties) or the confirmation described in paragraph (ii)(B) above in the relevant Transfer Certificate or Assignment Agreement thereby notifies the Company that, to the extent that that Lender is a Lender under the Facility and the HMRC DT Treaty Passport scheme is to apply in respect of that Lender’s Commitment(s) or its participation in any Loan to the Company, the Company must file a Borrower DTTP Filing.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by H.M. Revenue & Customs; or

(B)	H.M. Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Mezzanine Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Mezzanine Agent if there is any change in the position from that set out in the Tax Confirmation.

11.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Mezzanine Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
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(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Mezzanine Agent of the event which will give, or has given, rise to the claim, following which the Mezzanine Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Mezzanine Agent.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Mezzanine Agent and without liability to any Obligor, which of the following categories it falls into:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
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If a New Lender fails to indicate its status in accordance with this Clause 11.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Mezzanine Agent which category applies (and the Mezzanine Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 11.5.

11.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Mezzanine Secured Party against any cost, loss or liability that Mezzanine Secured Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

11.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall promptly reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(d)	Any reference in this Clause 11.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.	INCREASED COSTS

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Mezzanine Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means:

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(i)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding, or performing its obligations under any Finance Document.

12.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Mezzanine Agent of the event giving rise to the claim, following which the Mezzanine Agent shall notify the Borrower as soon as reasonably practicable.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Mezzanine Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	attributable to the implementation or application of, or compliance with Basel III or CRD IV or any other law or regulation which implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) regardless of the date enacted, adopted, issued or implemented.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

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13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand, indemnify each Mezzanine Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Mezzanine Secured Party against any cost, loss or liability incurred by that Mezzanine Secured Party (and, to the extent reasonably possible, any third party costs pre-agreed with the Borrower and the Mezzanine Secured Parties) as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Mezzanine Secured Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Mezzanine Agent

The Borrower shall promptly indemnify the Mezzanine Agent against:

(a)	any cost, expense (including legal fees reasonably incurred), loss or liability incurred by the Mezzanine Agent (and, to the extent reasonably possible, any third party costs pre-agreed with the Borrower and the Mezzanine Agent), as a result of:

(i)	investigating any event which it reasonably believes is a Default;

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(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Mezzanine Agent (otherwise than by reason of the Mezzanine Agent’s gross negligence or wilful misconduct) in acting as Mezzanine Agent under the Finance Documents.

13.4	Indemnity to the Mezzanine Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Mezzanine Security Agent and every Receiver and Delegate against any cost, expense (including legal fees reasonably incurred), loss or liability incurred by any of them (and, to the extent reasonably possible, any third party costs pre-agreed with the Borrower and the Mezzanine Agent) as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	any failure or delay by the Borrower in paying an amount due hereunder (including, without limitation, all or any part of the Mezzanine Secured Liabilities);

(iii)	any failure of the Borrower to comply with any provision of the Transaction Documents;

(iv)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(v)	the taking, holding, preservation, protection or enforcement of the Transaction Security;

(vi)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Mezzanine Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(vii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(viii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or

(ix)	acting as Mezzanine Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Mezzanine Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Mezzanine Security Agent and every Receiver and Delegate may, in priority to any payment to the Mezzanine Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

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14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses properly incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall, promptly on demand, and, in any event, within three Business Days of such demand, pay each of the Mezzanine Agent, the Arranger and the Mezzanine Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Mezzanine Security Agent, by any Receiver or Delegate) and, to the extent reasonably possible, pre-agreed with the Borrower and the Mezzanine Agent, in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document and in connection with the administration or release of any Security created pursuant to any Transaction Security Document; and

(b)	any other Finance Document executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.9 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse each of the Mezzanine Agent and the Mezzanine Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Mezzanine Agent or the Mezzanine Security Agent (and, in the case of the Mezzanine Security Agent, by any Receiver or Delegate) and, to the extent reasonably possible, pre-agreed with the Borrower, in responding to, evaluating, negotiating or complying with that request or requirement.

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15.3	Valuations

(a)	Subject to paragraph (b) below, the Mezzanine Agent may request a Valuation at any time after the first anniversary of the first Utilisation Date.

(b)	The Borrower shall, promptly on demand, pay to the Mezzanine Agent the costs of:

(i)	the Initial Valuation;

(ii)	a Valuation obtained by the Mezzanine Agent on an annual basis;

(iii)	a Valuation obtained by the Mezzanine Agent in connection with the compulsory purchase of all or part of the Property; and

(iv)	a Valuation obtained by the Mezzanine Agent at any time when a Default is continuing (or where the Mezzanine Agent suspects it and that Valuation evidences it).

(c)	The Borrower must supply to the Mezzanine Agent a copy of any valuation of the Property an Obligor obtains, promptly upon obtaining it.

(d)	Any Valuation not referred to in paragraph (b) above will be at the cost of the Lenders.

15.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Mezzanine Secured Party the amount of all costs and expenses (including legal fees reasonably incurred) incurred by that Mezzanine Secured Party (and to the extent reasonably possible but without any obligation to delay the taking of any such action, third party costs pre-agreed with the Borrower) in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted (or threatened) by or against that Mezzanine Secured Party as a consequence of it entering into a Finance Document or taking or holding the Transaction Security or enforcing those rights.

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SECTION 7

BANK ACCOUNTS

16.	BANK ACCOUNTS

16.1	Designation of Accounts

The Borrower must maintain:

(a)	a receipts account designated the “Mezzanine Collections Account”; and

(b)	a deposit account designated the “Rent Free Deposit Account”, provided that the Senior Lender and the Company may agree at any time prior to the Permitted Merger that the Senior Borrower is to maintain the Rent Free Deposit Account, which shall be maintained in accordance with the provisions of this Agreement, the Senior Facility Agreement and the Intercreditor Agreement.

16.2	Mezzanine Collections Account

(a)	The Mezzanine Agent has sole signing rights in relation to the Mezzanine Collections Account.

(b)	Subject to paragraph (c) below, the Senior Borrower shall ensure that all proceeds required to be paid in accordance with clause 13.3 (Order of payments) and clause 13.4 (Administration of the Senior Cash Sweep Account by the Senior Lender) of the Intercreditor Agreement to the Mezzanine Secured Parties are promptly paid into the Mezzanine Collections Account.

(c)	If an Event of Default is continuing, the Mezzanine Agent shall not be required to transfer any funds from the Mezzanine Collections Account to the General Account until:

(i)	that Event of Default is no longer continuing, in which case the Mezzanine Agent shall promptly transfer amounts standing to the credit of the Mezzanine Collections Account to the General Account; or

(ii)	the Mezzanine Agent has taken any acceleration action pursuant to Clause 23.19 (Acceleration) or Enforcement Action (as defined in the Intercreditor Agreement) pursuant to clause 4.4 (Enforcement) of the Intercreditor Agreement, in which case it will be applied for any purpose pursuant to paragraph (f) of clause 13.3 (Order of payments) of the Intercreditor Agreement.

16.3	Miscellaneous Accounts provisions

(a)	The Borrower must ensure that no Senior Account or the Mezzanine Collections Account goes into overdraft.

(b)	Any amount received or recovered by an Obligor otherwise than by credit to the Rent Account must be held subject to the security created by the Senior Finance Documents and immediately be paid to the relevant Senior Account in accordance with the Senior Finance Document or the Intercreditor Agreement.

(c)	No Finance Party is responsible or liable to any Obligor for:

(i)	any non-payment of any liability of an Obligor which could be paid out of moneys standing to the credit of the Mezzanine Collections Account or a Senior Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

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(d)	The Borrower must, within five Business Days of any request by the Mezzanine Agent, supply the Mezzanine Agent with the following information in relation to any payment received in a Mezzanine Collections Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

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SECTION 8

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Obligor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Mezzanine Secured Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Mezzanine Secured Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, or the Mezzanine Agent make demand on that Obligor pursuant to Clause 23.19 (Acceleration), that Obligor shall immediately on demand pay that amount as if it was the principal Obligor; and

(c)	agrees with each Mezzanine Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Mezzanine Secured Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by an Obligor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Mezzanine Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Obligor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Obligor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Mezzanine Secured Party), including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

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(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Obligor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Obligor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Obligor waives any right it may have of first requiring any Mezzanine Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Obligor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Mezzanine Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Mezzanine Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Obligor shall be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from any Obligor or on account of any Obligor’s liability under this Clause 17.

17.8	Deferral of Obligors’ rights

Until all amounts which may be or become payable by the Obligor’s under or in connection with the Finance Documents have been irrevocably paid in full and unless the Mezzanine Agent otherwise directs, no Obligor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Mezzanine Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Mezzanine Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Obligor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Mezzanine Secured Party.

If an Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Mezzanine Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Mezzanine Secured Parties and shall promptly pay or transfer the same to the Mezzanine Agent or as the Mezzanine Agent may direct for application in accordance with Clause 30 (Payment mechanics).

17.9	Release of Obligor’s right of contribution

If any Obligor (a “Retiring Obligor”) ceases to be an Obligor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Obligor then on the date such Retiring Obligor ceases to be an Obligor:

(a)	that Retiring Obligor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Obligor arising by reason of the performance by any other Obligor of its obligations under the Finance Documents; and

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(b)	each other Obligor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Mezzanine Secured Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Obligor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Mezzanine Secured Party.

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SECTION 9

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	Parties making representations and warranties

(a)	Subject to paragraph (b) below, each Obligor makes the representations and warranties set out in this Clause 18 on behalf of itself to each Finance Party on the date of this Agreement and, with respect to the Senior Borrower only, on the Acquisition Closing Date.

(b)	In relation to the representations and warranties made on the date of this Agreement and any other date on or before the Acquisition Closing Date, it is assumed that completion of the Acquisitions has occurred.

18.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Security under the Senior Security Documents do not and will not conflict with or result in it breaching:

(a)	any material law or regulation applicable to it, and the ownership and use of the Property including (but not limited to) all Planning Laws and Environmental Laws to which it may be subject;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument which has or is reasonably likely to have a Material Adverse Effect;

18.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

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(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

(a)	The choice of the governing law of the Transaction Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

18.8	Deduction of Tax

It is not required to make any Tax Deduction imposed in Luxembourg from any payment it may make under any Finance Document to a Lender subject to the application of the Luxembourg law of 23 December 2005, as amended, introducing a 10 per cent. withholding tax on payments of interest or similar income paid to or to the benefit of an individual who is a Luxembourg resident.

18.9	No filing or stamp taxes

(a)	Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

(b)	Any disclosure required to be made by it to any relevant taxing authority in relation to stamp duty land tax payable on any transactions contemplated by or being financed by the Transaction Documents has been made.

18.10	VAT

It is not a member of a value added tax group.

18.11	No default

(a)	No Event of Default and, as at the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into or the performance of its obligations under any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which any of its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.12	Information

(a)	All information supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents was true and accurate as at the date it was provided or as at any date at which it was stated to be given, except that where such information was derived or received from the seller, such information was true and accurate to the best of its knowledge and belief (having made due and careful enquiry).

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(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	To the best of its knowledge having made due and careful enquiry, it has not omitted to supply any information which, if disclosed, would make the information referred to in paragraph (a) above untrue or misleading in any respect.

(d)	As at the Utilisation Date, nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

18.13	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Borrower).

(c)	There has been no material adverse change in its business or financial condition since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no change in its business, assets or financial condition which could have a Material Adverse Effect.

18.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

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18.16	Valuation

(a)	All information supplied by it or on its behalf to the Valuer for the purposes of each Valuation was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not omitted to supply any information to the Valuer which, if disclosed, would adversely affect the Valuation.

(d)	As at the Utilisation Date, nothing has occurred since the date the information referred to in paragraph (a) above was supplied which, if it had occurred prior to the Initial Valuation, would have adversely affected the Initial Valuation.

18.17	Title to Property

(a)	The Senior Borrower will, from the Utilisation Date:

(i)	be the legal and beneficial owner of the Property; and

(ii)	have good and marketable title to the Property,

in each case free from Security (other than those created by or pursuant to the Senior Security Documents) and restrictions and onerous covenants (other than those set out in the Property Report in relation to the Property).

(b)	From the Utilisation Date except as disclosed in the Property Report relating to the Property:

(i)	no breach by it of any law, regulation or covenant is outstanding which adversely affects or might reasonably be expected to adversely affect the value, saleability or use of the Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right, easement or other matter whatsoever materially adversely affecting the Property;

(iii)	all facilities necessary for the enjoyment and use of the Property (including those necessary for the carrying on of its business at the Property) are enjoyed by the Property;

(iv)	none of the facilities referred to in paragraph (iii) above are enjoyed on terms:

(A)	entitling any person to terminate or curtail its use of the Property; or

(B)	which conflict with or restrict its use of the Property;

(v)	the relevant Obligor has not received any notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it which might reasonably be expected to be determined in favour of that person, nor has any acknowledgement been given to any such person in respect of the Property; and

(vi)	the Property is held by the relevant Obligor free from any lease or licence (other than the Existing Occupational Lease and those entered into in accordance with this Agreement).

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18.18	Information for Property Reports

(a)	The information supplied by it or on its behalf to the lawyers who prepared any Property Report for the purpose of the Property Report was true and accurate as at the date of the Property Report or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed, would make that information untrue or misleading in any material respect.

(c)	As at the Utilisation Date, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

18.19	No other business

(a)	No Obligor has traded or carried on any business since the date of its incorporation except for:

(i)	in the case of Midco, the ownership of the Company or, following the Permitted Merger, the Borrower;

(ii)	in the case of the Company prior to the Permitted Merger, the ownership of the Senior Borrower; and

(iii)	in the case of the Senior Borrower (and the Borrower following completion of the Permitted Merger), the ownership and management of its interests in the Property.

(b)	As at the date of this Agreement, it is not party to any material agreement other than the Transaction Documents.

(c)	As at the Acquisition Closing Date:

(i)	Midco does not have any Subsidiaries other than the Company;

(ii)	the Company does not have any Subsidiaries other than the Senior Borrower; and

(iii)	the Senior Borrower has no Subsidiaries.

(d)	No Obligor:

(i)	has, or has had, any employees; and

(ii)	has any obligation in respect of any retirement benefit or occupational pension scheme.

18.20	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

18.21	Security

The security conferred by each Mezzanine Only Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Mezzanine Only Security Document and those assets are not subject to any prior or pari passu Security.

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18.22	Structure Chart

The Structure Chart delivered as a condition precedent pursuant to paragraph 11 of Part I of Schedule 2 (Conditions precedent) is true and accurate in all respects.

18.23	Acquisition Documents

(a)	The Acquisition Documents:

(i)	contain all the terms of the agreement and arrangements between the Vendor (and/or any of its Affiliates) and each Subordinated Creditor or any Obligor (and/or any of their respective Affiliates) in relation to the Acquisition;

(ii)	subject to any conditionality in relation to the Finance Documents are or, before the date of the Utilisation Request, will be in full force and effect; and

(iii)	have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical, relate to an extension of period in which the Acquisition Closing Date must take place or have been approved in writing by the Mezzanine Agent.

(b)	It is not aware of any material breach of or material default under any Acquisition Document.

18.24	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor for itself on the date of each Utilisation Request, on the Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) and (b) of Clause 18.13 (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(b)	The representations in Clause 18.23 (Acquisition Documents) are deemed to be made by each Obligor for itself on the date of this Agreement and on the Acquisition Closing Date.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 are made by each Obligor for itself and each other Obligor.

19.1	Financial statements

The Borrower shall supply to the Mezzanine Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days after the end of each of its financial years (starting with the year ending on 31 December 2015):

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years (starting with the period ending 30 June 2015):

(i)	its consolidated financial statements for that financial half year; and

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(ii)	the financial statements of each Obligor for that financial half year; and

(c)	within five days of the same becoming available, the audited financial statements of the Senior Borrower for the financial year ended 31 December 2014.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Mezzanine Agent (in sufficient copies for all Lenders), with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall supply to the Mezzanine Agent (in sufficient copies for all Lenders), with each quarterly report delivered pursuant to Clause 19.4 (Monitoring of Property), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the Interest Payment Date falling immediately after the date of delivery of that report.

(c)	Each Compliance Certificate shall be signed by two directors of the Borrower.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its (or, as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Mezzanine Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Mezzanine Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Mezzanine Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Borrower notifies the Mezzanine Agent of a change in accordance with paragraph (b) above the Borrower and the Mezzanine Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

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19.4	Monitoring of Property

(a)	On or before the date five Business Days before each Interest Payment Date, the Borrower must supply to the Mezzanine Agent (in sufficient copies for all Lenders) a report containing the following information, in form and substance satisfactory to the Mezzanine Agent, in respect of (except in the case of proposed or required capital expenditure or repairs under paragraphs (viii) and (ix) below) the quarterly period ending 10 Business Days before that Interest Payment Date:

(i)	a schedule of the existing occupational tenants of the Property, showing for each tenant the rent, service charge, value added tax and any other amounts payable in that period by that tenant;

(ii)	copies of any management accounts and management cashflows produced by, or for, the Borrower;

(iii)	details of:

(A)	any arrears of rents or service charges under any Lease Document together with the reason for any such arrears (to the extent known by any Obligor); and

(B)         any other breaches of covenant under any Lease Document, and any step being taken to recover or remedy them;

(iv)	details of any insolvency or similar proceedings affecting any occupational tenant of the Property or any guarantor of that occupational tenant;

(v)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(vi)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(vii)	copies of all material correspondence with insurance brokers handling the insurance of the Property;

(viii)	details of any actual or proposed capital expenditure with respect to the Property;

(ix)	details of any actual or required material repairs to the Property;

(x)	details of any claimed or announced offset against rent/lease amounts and/or claimed or announced rent reductions, including the reasons for the (announced) offset and/or rent/lease reduction;

(xi)	details of unused and/or vacant spaces and rooms; and

(xii)	any other information in relation to the Property reasonably requested by the Mezzanine Agent, provided that the Mezzanine Agent has given reasonable prior notice to the Borrower of that request.

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19.5	Information: miscellaneous

Each Obligor shall supply to the Mezzanine Agent (in sufficient copies for all the Lenders):

(a)	promptly, but in any event within one Business Day, details of any breach of a financial covenant under the Senior Facility Agreement which could result in a Cash Sweep Event (as defined therein), notwithstanding that the Senior Borrower may not have provided a notice to the Senior Lender in accordance with paragraph (c)(ii) of clause 5 of section 9 (Financial Covenants) of the Senior Facility Agreement;

(b)	at the same time as they are dispatched, copies of all documents which are required by law to be dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by any Obligor in respect of any actual or alleged breach of or liability under Environmental Law or Environmental Claim or breach, revocation or suspension of any Environmental Permit or any event or circumstance which is likely to result in any such claim or notice, which, if substantiated, would reasonably be expected to have a Material Adverse Effect or result in the liabilities of, and/or expenditure by, an Obligor in excess of EUR 100,000 in aggregate;

(e)	promptly upon becoming aware, details of the occurrence of a Default (as that term is defined in the Senior Facility Agreement) under the Senior Facility Agreement;

(f)	promptly upon becoming aware, a copy of any notice delivered to any Obligor described in paragraph (d)(ii) of Clause 22.9 (Information undertakings);

(g)	promptly upon becoming aware of them, any change in the structure set out in the Structure Chart which is or would reasonably be expected to be adverse to the interests of the Finance Parties; and

(h)	promptly, such further information regarding the Acquisition including any material claims made under an Acquisition Document and updates with respect to how the Acquisition is progressing, the Property and the financial condition, business and operations of any Obligor as any Finance Party (through the Mezzanine Agent) may reasonably request.

19.6	Notification of default

(a)	Each Obligor shall promptly notify the Mezzanine Agent of any Default caused by it (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Mezzanine Agent, the Borrower shall supply to the Mezzanine Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

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19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor, after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Mezzanine Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Mezzanine Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Mezzanine Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Mezzanine Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Mezzanine Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Mezzanine Agent (for itself) in order for the Mezzanine Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8	Additional information

Notwithstanding any provision in this Clause 19, the Mezzanine Agent (acting reasonably) may demand any additional material information and documentation that it may in its sole discretion deem necessary in connection with the Finance Documents, the Property and/or any Obligor.

20.	FINANCIAL COVENANTS

20.1	Definitions

In this Agreement:

“Calculation Period” means the period as of the relevant Interest Payment Date backwards looking for the preceding six Months and forward looking for the next six Months in advance, in each case based on the most recent quarterly report delivered pursuant to Clause 19.4 (Monitoring of Property) and the actual figures determined during the last Calculation Period.

“Debt Yield” means the percentage ratio between:

(a)	the aggregate of the outstanding Loan amount under this Agreement and the outstanding Senior Loan amount under the Senior Facility Agreement; and

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(b)	the Net Rental Income as determined by the Senior Lender and the Mezzanine Agent on each Interest Payment Date for the relevant Calculation Period.

“Net Rental Income” means the aggregate of all rental income achieved for the Property minus allocable and non-allocable operating costs/incidental costs (the latter either proven or in an amount of at least 15 per cent. of that rental income) and, when calculating the Net Rental Income:

(a)	any future rent-free times and rent reductions must be taken into account as deductions, unless and insofar as there is a deposit on a bank account pledged in favour of the Senior Lender and/or the Mezzanine Security Agent and the amount is being used in lieu of rental income or a (in the reasonable opinion of the Mezzanine Agent) similar instrument covering the relevant periods, and

(b)	any “break-up” rights that may exist in the lease agreements are considered to have been exercised, unless the Senior Borrower proves that the respective lessee is not going to exercise this right.

20.2	Loan to Value

The Borrower must ensure that the Loan to Value will not at any time be more than 90 per cent.

20.3	Debt Yield

The Borrower must ensure that the Debt Yield for each Calculation Period is not less than 6.5 per cent.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 are made by each Obligor.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Mezzanine Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; or

(ii)	own its assets and carry on its business as it is being conducted.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

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(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	the Transaction Security;

(ii)	any lien arising by operation of law and in the ordinary course of trading or any Security or Quasi Security granted to account banks in the ordinary course of its banking arrangements;

(iii)	any Security that is released prior to the Utilisation; or

(iv)	any Security or Quasi Security disclosed in Schedule 10 (Disclosed information).

21.4	Disposals

(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	permitted under Clause 22.2 (Occupational Leases);

(ii)	of the Property or the shares in an Obligor, in each case in accordance with paragraph (c) below; or

(iii)	of cash by way of a payment out of the Rent Account or the Rent Free Deposit Account in accordance with this Agreement.

(c)	A Obligor may dispose of the Property or its shares in another Obligor which owns the Property if:

(i)	no Event of Default is continuing or would result from that disposal;

(ii)	that disposal is on arm’s length terms to an unrelated third party; and

(iii)	the Net Disposal Proceeds are sufficient to repay the Loans and all amounts outstanding under:

(A)	the Finance Documents; and

(B)	the Senior Finance Documents,

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each in full (including any prepayment fees and Break Costs thereunder), and are so applied.

21.5	Financial Indebtedness

(a)	No Obligor may incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents or Senior Finance Documents;

(ii)	any Financial Indebtedness repaid prior to or on the Utilisation; or

(iii)	any Mezzanine Only Subordinated Debt to the extent that security has been granted over such Subordinated Debt pursuant to a Mezzanine Only Subordinated Creditor’s Security Agreement.

21.6	Lending and guarantees

(a)	No Obligor may be the creditor in respect of any loan or any form of credit to any person other than another Obligor by way of Mezzanine Only Subordinated Debt and provided that security has been granted over such Mezzanine Only Subordinated Debt pursuant to a Mezzanine Only Subordinated Creditor’s Security Agreement.

(b)	No Obligor may give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Obligor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or Senior Finance Documents.

21.7	Merger

(a)	Subject to paragraph (b) below, no Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any disposal permitted pursuant to Clause 21.4 (Disposals) or the Permitted Merger.

21.8	Change of business

(a)	No Obligor may carry on any business other than:

(i)	in the case of Midco, the ownership of the Borrower;

(ii)	in the case of the Company prior to completion of the Permitted Merger, the ownership of the Senior Borrower;

(iii)	in the case of any Obligor, the direct or indirect ownership, management and maintenance of its interests in the Property, which shall include holding cash provided that it is subject to Security under a Transaction Security Document or any liabilities incurred, or Security created, under the Transaction Documents or in the ordinary course of its business.

(b)	Midco must not have any Subsidiaries other than the Borrower.

(c)	Prior to completion of the Permitted Merger the Borrower must not have any Subsidiary other than the Senior Borrower, and the Senior Borrower may not have any Subsidiary.

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(d)	Following completion of the Permitted Merger, the Borrower must not have any Subsidiaries.

21.9	Acquisitions

(a)	No Obligor shall:

(i)	invest in or acquire any share in, or any equity-like securities issued by, any person, or any interest therein or in the share capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	invest in or acquire any asset, business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition;

(ii)	the acquisition of any assets, plant, machinery, fixtures and other assets in the ordinary course of business necessary in connection with the management or maintenance of the Property;

(iii)	the acquisition by the Senior Borrower of any Cash Equivalent Investments, provided that any such Cash Equivalent Investments are acquired using funds standing to the credit of the Rent Free Deposit Account; or

(iv)	an investment in or acquisition of another Obligor.

21.10	Pari passu ranking

Subject to the Legal Reservations, each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.11	Arm’s length terms

No Obligor shall enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms.

21.12	Other agreements

No Obligor may enter into any material agreement other than:

(a)	the Transaction Documents; and

(b)	any other agreement expressly allowed under any other term of this Agreement.

21.13	Shares, dividends and share redemption

(a)	No Obligor shall:

(i)	issue any further shares; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any Obligor (including any right of pre-emption, conversion or exchange), or alter any right attaching to any issued shares of any Obligor.

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(b)	Except as permitted under paragraph (c) below, no Obligor shall:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of the shareholders of an Obligor; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(c)	Paragraph (b) above does not apply to a Permitted Payment.

21.14	Restricted payments

(a)	No Obligor shall pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease any moneys, debts or liabilities due, owing or incurred by any Obligor.

(b)	Paragraph (a) above does not apply to a Permitted Payment.

21.15	VAT group

No Obligor may be a member of a value added tax group.

21.16	Taxes

(a)	Each Obligor must pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment.

(b)	Each Obligor must ensure that its residence for Tax purposes is in its Original Jurisdiction.

21.17	Ownership

(a)	Midco must ensure that at all times it legally and beneficially owns and controls the entire share capital of the Borrower.

(b)	From and including the Acquisition Closing Date, to but excluding the date of the completion of the Permitted Merger, the Borrower must ensure that at all times it legally and beneficially owns and controls the entire share capital of the Senior Borrower.

21.18	Acquisition Closing Date

The Borrower shall ensure that on the Acquisition Closing Date the Senior Borrower will become an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

21.19	Acquisition Documents

No Obligor shall amend, or waive (in whole or in part) or consent under any term or condition of any Acquisition Document, save for amendments, waivers or consents which are minor or technical or have been approved in writing by the Mezzanine Agent (acting on the instructions of the Majority Lenders).

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21.20	The Acquisition

Each Obligor shall:

(a)	perform and comply with its obligations under or in connection with the Acquisition Documents;

(b)	take all reasonable steps to preserve and enforce any claim or right it has under or in connection with any Acquisition Document; and

(c)	comply with all applicable laws in all respects material in the context of the Acquisition.

22.	PROPERTY UNDERTAKINGS

22.1	Title

(a)	Each Obligor must exercise its rights and comply in all material respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property.

(b)	No Obligor may agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property, other than with respect to the Existing Occupational Lease.

(c)	Each Obligor must promptly take all such steps as may be necessary to enable the Security created by the Transaction Security Documents to be registered, where appropriate, at the applicable Land Registry.

22.2	Occupational Leases

(a)	No Obligor may without the consent of the Mezzanine Agent (acting on the instructions of the Majority Lenders):

(i)	enter into any Agreement for Lease;

(ii)	other than under an Agreement for Lease, grant or agree to grant any new Occupational Lease;

(iii)	agree to any amendment, supplement, extension, waiver, surrender or release in respect of any Lease Document;

(iv)	exercise any right to break or determine any Lease Document, provided that an Obligor may extend the lease term of Existing Occupational Lease beyond its existing termination date, provided that in the opinion of the Mezzanine Agent (acting on the instructions of the Majority Lenders), the extension is granted on the same or better terms than those included in the Existing Occupational Lease as at the date of this Agreement;

(v)	commence any forfeiture or irritancy proceedings in respect of any Lease Document;

(vi)	grant any licence or right to use or occupy any part of the Property;

(vii)	consent to any sublease or assignment of any tenant’s interest under any Lease Document;

(viii)	agree to any change of use under, or (except where required to do so under the terms of the relevant Lease Document) rent review in respect of, any Lease Document; or

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(ix)	serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new lease or tenancy.

(b)	Each Obligor must:

(i)	diligently collect or procure to be collected all rental income;

(ii)	exercise its rights and comply with its obligations under each Lease Document; and

(iii)	use its reasonable endeavours to ensure that each tenant complies with its obligations under each Lease Document,

in a proper and timely manner.

(c)	Any Lease Prepayment Proceeds must be paid into the Rent Account for application in accordance with the terms of the Senior Facility Agreement and this Agreement.

(d)	Each Obligor must supply to the Mezzanine Agent each Lease Document, each amendment, supplement or extension to a Lease Document and each document recording any rent review in respect of a Lease Document promptly upon entering into the same.

(e)	The Obligors must use their reasonable endeavours to find tenants for any vacant lettable space in the Property with a view to granting a Lease Document with respect to that space.

22.3	Maintenance

Each Obligor must perform all reasonable preservation and maintenance measures to ensure that all buildings, plant, machinery, fixtures and fittings on its Property are in, and maintained in:

(a)	good and substantial repair and condition and, as appropriate, in reasonable working order; and

(b)	structural condition comparable (considering regular wear and tear) to the condition as at the date of this Agreement and as to enable them to be let in accordance with all applicable laws and regulations; for this purpose, a law or regulation will be regarded as applicable if it is either:

(i)	in force; or

(ii)	expected to come into force and a prudent property owner in the same business as the Obligor would ensure that its buildings, plant, machinery, fixtures and fittings were in such condition, repair and order in anticipation of that law or regulation coming into force.

22.4	Development

(a)	No Obligor may:

(i)	make or allow to be made any application for planning permission in respect of any part of the Property; or

(ii)	carry out, or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of the Property.

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(b)	Paragraph (a) above shall not apply to:

(i)	the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Transaction Documents; or

(ii)	the carrying out of non-structural improvements or alterations which affect only the interior of any building on the Property.

(c)	Each Obligor must comply in all material respects with all planning laws, permissions, agreements and conditions to which its Property may be subject.

22.5	Notices

Each Obligor must, within 14 days after the receipt by the Obligor of any material application, requirement, order or notice served or given by any public or local or any other authority or any landlord with respect to its Property (or any part of it):

(a)	deliver a copy to the Mezzanine Security Agent; and

(b)	inform the Mezzanine Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice,

provided that the information contained in any such documentation could reasonably be expected to be materially adverse to the interests of the Finance Parties.

22.6	Investigation of title

Each Obligor must grant the Mezzanine Security Agent or its lawyers on request all facilities within the power of the Obligor to enable the Mezzanine Security Agent or its lawyers to:

(a)	carry out investigations of title to the Property; and

(b)	make such enquiries in relation to any part of the Property as a prudent mortgagee might carry out.

22.7	Power to remedy

(a)	If an Obligor fails to perform any obligations under the Finance Documents affecting the Property, the Obligor must allow the Mezzanine Security Agent or its agents and contractors:

(i)	to enter any part of the Property;

(ii)	to comply with or object to any notice served on the Obligor in respect of the Property; and

(iii)	to take any action that the Mezzanine Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

(b)	An Obligor must immediately on request by the Mezzanine Security Agent pay the costs and expenses of the Mezzanine Security Agent or its agents and contractors incurred in connection with any action taken by it under this Clause 22.7.

(c)	No Mezzanine Secured Party shall be obliged to account as mortgagee in possession as a result of any action taken under this Clause 22.7.

22.8	Property Managers

(a)	No Obligor may:

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(i)	other than the appointment made pursuant to, or, permitted in accordance with the terms of, the MP Property Management Agreement, appoint any other Property Managers;

(ii)	amend, supplement, extend or waive the terms of appointment of any Property Managers, save for any which are minor or technical or which would not reasonably be expected to be materially adverse to the interests of the Finance Parties; or

(iii)	terminate the appointment of any Property Managers,

without the prior consent of, and on terms approved by, the Mezzanine Agent, provided that neither this paragraph (a) nor any other provision of this Agreement shall be breached by the Company and/or the Senior Borrower having entered into the DB Service Agreement on the date thereof.

(b)	Each Obligor must ensure that each Property Manager of any Property:

(i)	enters into a Duty of Care Agreement in form and substance satisfactory to the Lenders;

(ii)	acknowledges to the Mezzanine Security Agent that it has notice of the Security created by the Finance Documents; and

(iii)	agrees to pay all Net Rental Income received by it into the Rent Account without any withholding, set-off or counterclaim.

(c)	If a Property Manager is in default of its obligations under its management agreement and, as a result, an Obligor is entitled to terminate that management agreement, then, if the Mezzanine Agent so requires, that Obligor must promptly use all reasonable endeavours to:

(i)	terminate the management agreement; and

(ii)	appoint a new Property Manager in accordance with this Clause 22.8.

22.9	Insurances

(a)	The Senior Borrower must ensure that at all times from the Utilisation Date, Insurances are maintained in full force and effect, which:

(i)	insure the Senior Borrower in respect of its interests in the Property and the plant and machinery on the Property (including fixtures and improvements) for their full replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs) and to:

(A)	provide cover against loss or damage by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and all other normally insurable risks of loss or damage;

(B)	provide cover for site clearance, shoring or propping up, professional fees and value added tax together with adequate allowance for inflation;

(C)	provide cover against acts of terrorism, including any third party liability arising from such acts; and

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(D)	provide cover for loss of rent (in respect of a period of not less than three years or, if longer, the minimum period required under the Lease Documents), including provision for any increases in rent during the period of insurance;

(ii)	include property owners’ public liability and third party liability insurance;

(iii)	insure such other risks as a prudent company in the same business as the Obligors would insure; and

(iv)	in each case are in an amount, and in form, and with an insurance company or underwriters, acceptable at all times to the Lenders and which at all times has the Required Rating.

(b)	If, at any time, an insurance company or underwriter in relation to the Insurances ceases to have the Required Rating, the Borrower shall:

(i)	promptly notify the Mezzanine Agent; and

(ii)	within 14 days of request by the Mezzanine Agent, effect and maintain with an insurance company or underwriter which has the Required Rating insurance in accordance with this Clause 22.9. The Borrower will, or will procure that the relevant Obligor will, promptly do all acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Mezzanine Security Agent may reasonably specify (and in such form as the Mezzanine Security Agent may reasonably require to ensure that such insurance is subject to Security in favour of the Mezzanine Security Agent for the benefit of the Mezzanine Secured Parties).

(c)	The Borrower must procure that, simultaneously with a transfer of the Security from the Senior Lender to the Mezzanine Agent pursuant to the Intercreditor Agreement, the Mezzanine Security Agent (as agent and trustee for the Mezzanine Secured Parties) is named as co-insured under each of the Insurances (other than public liability and third party liability insurances) but without liability on the part of the Mezzanine Security Agent or any other Finance Party for any premium in relation to those Insurances.

(d)	The Borrower must procure that the Insurances comply with the following requirements:

(i)	each of the Insurances must contain:

(A)	a non-invalidation and non-vitiation clause under which the Insurances will not be vitiated or avoided as against any insured party as a result of any circumstances beyond the control of that insured party or any misrepresentation, non-disclosure, or breach of any policy term or condition, on the part of any insured party or any agent of any insured party;

(B)	a waiver of the rights of subrogation of the insurer as against each Obligor, the Finance Parties and the tenants of the Property; and

(C)	a loss payee clause in such terms as the Senior Lender may reasonably require in respect of insurance claim payments otherwise payable to any Obligor;

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(ii)	the insurers must give at least 30 days’ notice to the Senior Lender if any insurer proposes to repudiate, rescind or cancel any Insurance, to treat it as avoided in whole or in part, to treat it as expired due to non-payment of premium or otherwise decline any valid claim under it by or on behalf of any insured party and must give the opportunity to rectify any such non-payment of premium within the notice period; and

(iii)	the relevant Obligor must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Senior Lender.

(e)	The Borrower must use all reasonable endeavours to ensure that the Mezzanine Agent receives copies of the Insurances, receipts for the payment of premiums for insurance and any information in connection with the Insurances and claims under them which the Mezzanine Agent may reasonably require.

(f)	The Borrower must promptly notify the Mezzanine Agent of:

(i)	the proposed terms of any future renewal of any of the Insurances;

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge, threatened or pending;

(iii)	any claim, any potential claim, and any actual or threatened refusal of any claim, under any of the Insurances, in each case for an amount in excess of EUR 10,000; and

(iv)	any event or circumstance which has led or may lead to a breach by any Obligor of any term of this Clause.

(g)	Each Obligor must:

(i)	comply with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(h)	The Borrower must ensure that:

(i)	each premium for the Insurances is paid promptly and in any event prior to the commencement of the period of insurance for which that premium is payable; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(i)	If an Obligor fails to comply with any term of this Clause 22.9, the Mezzanine Agent may, at the expense of the Obligors, effect any insurance and generally do such things and take such other action as the Mezzanine Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause 22.9.

(j)

(i)	Except as provided below, the proceeds of any Insurances must be paid into the Rent Account for application in accordance with clause 13.3 (Order of payments) of the Intercreditor Agreement.

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(ii)	To the extent required by the basis of settlement under any Insurances or under any Lease Document, each Obligor must apply moneys received under any Insurances in respect of the Property towards replacing, restoring or reinstating the Property, unless and until such amounts are requested to be applied in prepayment of the Senior Loan in which case the Borrower shall ensure such application and thereafter prepay the Loan in the amount any excess.

(iii)	The proceeds of any loss of rent insurance will be treated as rental income and applied in accordance with clause 13.3 (Order of payments) of the Intercreditor Agreement as if it were rental income received over the period of the loss of rent.

(iv)	Moneys received under liability policies held by an Obligor, which are required by that Obligor to satisfy established liabilities of the Obligor to third parties, must be used to satisfy these liabilities.

22.10	Environmental matters

(a)	Each Obligor must:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to the Property; and

(iii)	implement appropriate procedures in line with good estate management and, in accordance with the MP Property Management Agreement, monitor compliance with and to prevent liability under any Environmental Law applicable to it or the Property, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Mezzanine Secured Party.

(b)	The Borrower must indemnify each Mezzanine Secured Party against any loss or liability which:

(i)	that Mezzanine Secured Party incurs as a result of any actual or alleged breach of any Environmental Law by any Obligor, the Existing Occupational Tenant or a Property Manager; and

(ii)	would not have arisen if a Finance Party had not entered into a Finance Document,

unless it is caused by that Mezzanine Secured Party’s gross negligence or wilful misconduct.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.19 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document or Hedging Agreement at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by an administrative or technical error; or

(b)	payment is made within three Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

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23.3	Other obligations

(a)	An Obligor does not comply with any term of Clause 21.3 (Negative pledge), Clause 21.4 (Disposals), Clause 21.5 (Financial Indebtedness), Clause 21.6 (Lending and guarantees), Clause 21.7 (Merger), Clause 21.8 (Change of business), Clause 21.13 (Shares, dividends and share redemption), Clause 21.14 (Restricted payments), Clause 21.17 (Ownership), Clause 21.18 (Acquisition Closing Date), Clause 22.2 (Occupational Leases) and Clause 22.9 (Insurances).

(b)	Topco does not comply with its obligations under clause 3.1 (Security), clause 3.2 (Disposals) and clause 3.3 (Centre of main interests and establishments) of the share pledge referred to in paragraph 2(b) of Schedule 9 (Security Documents).

(c)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment), Clause 23.2 (Financial covenants) and paragraph (a) above).

(d)	No Event of Default under paragraph (c) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Mezzanine Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents, or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document or is or proves to have been incorrect in any material respect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 20 Business Days of the earlier of the Mezzanine Agent giving notice of the misrepresentation or breach of warranty to the Borrower and any Obligor becoming aware of the misrepresentation or breach of warranty.

23.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	An Event of Default is continuing under the Senior Facility Agreement.

23.6	Insolvency

(a)	An Obligor or Topco:

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(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or Topco is less than its liabilities (taking into account contingent and prospective liabilities but excluding any Mezzanine Only Subordinated Debt or obligation pursuant to Clause 17 (Guarantee and indemnity).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Topco and, if a moratorium does occur, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Topco;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than in relation to discussions with the Finance Parties in relation to the Finance Documents and the Senior Finance Parties);

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Topco or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or, in respect of Topco, the shares in Midco secured by the share pledge referred to in paragraph 2(b) of Schedule 9 (Security Documents), or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition or to any analogous procedure or step in any jurisdiction which is frivolous or vexatious and is discharged, stayed or dismissed within 20 days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or Topco and is not discharged within 20 Business Days.

23.9	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of any disposal allowed under this Agreement.

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23.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under a Mezzanine Only Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Transaction Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Mezzanine Secured Parties under the Transaction Documents.

(c)	Any Transaction Document ceases to be in full force and effect or any Transaction Security or any subordination created under a Mezzanine Only Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Mezzanine Secured Party) to be ineffective.

23.11	Security and guarantees

Any Transaction Security Document or any guarantee in or any subordination under any Finance Document or Senior Finance Document is not in full force and effect (or cease to be legally valid and binding) or any Transaction Security Document does not create in favour of the Mezzanine Security Agent for the benefit of the Mezzanine Secured Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

23.12	Mezzanine Only Subordination Agreement

(a)	Any party (other than a Finance Party or Senior Finance Party, as applicable) fails to comply with its obligations under a Mezzanine Only Subordination Agreement and/or the Intercreditor Agreement.

(b)	Any subrogation created under a Mezzanine Only Subordination Agreement or Intercreditor Agreement is or becomes unlawful.

23.13	Repudiation and rescission of agreements

An Obligor or Topco or the seller of the Property (pursuant to the Acquisition Agreement), rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

23.14	Compulsory purchase

(a)	Any part of any Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Property; and

(b)	In the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or will have a Material Adverse Effect.

23.15	Major damage and material breaches of the Existing Occupational Lease

(a)

(i)	Any part of the Property is destroyed or damaged; and

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(ii)	in the opinion of the Majority Lenders (acting reasonably), taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

(b)	The Existing Occupational Tenant is in breach or fails to comply with it its obligations pursuant to the Existing Occupational Lease which has or is likely to have a Material Adverse Effect and if such failure or breach is capable of remedy, is not remedied to the satisfaction of the Mezzanine Agent acting reasonably within the earlier of (i) the Mezzanine Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply or breach.

(c)	Any of the events or circumstances described in Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings) occur in respect of the Existing Occupational Tenant.

23.16	Ownership of the Obligors

(a)	Midco is not or ceases to be a legally and beneficially wholly owned Subsidiary of Topco.

(b)	The Borrower is not or ceases to be a legally and beneficially wholly owned Subsidiary of Midco.

(c)	The Senior Borrower is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Borrower, other than pursuant to the Permitted Merger.

23.17	Material adverse change

Any event or circumstance occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

23.18	Accession of Senior Borrower as Guarantor

The Senior Borrower does not accede to this Agreement as a Guarantor in accordance with Clause 25.2 (Guarantors) on the Acquisition Closing Date.

23.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Mezzanine Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Mezzanine Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Mezzanine Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and

(e)	declare or make demand on the guarantee and indemnity obligations of a Guarantor pursuant to its guarantee provided in Clause 17 (Guarantee and indemnity) in respect of all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, whereupon they shall become immediately due and payable.

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SECTION 10

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to any other person other than an individual (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	Neither the consent of the Borrower nor any other Obligor is required for an assignment or transfer by an Existing Lender.

(b)	An assignment will only be effective on:

(i)	receipt by the Mezzanine Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Mezzanine Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Mezzanine Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Mezzanine Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in relation to Clause 11.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 11.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

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(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Mezzanine Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

Each New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Mezzanine Agent (for its own account) a fee of EUR 2,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Each Party hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, the Finance Documents to which such Party is a party and the guarantee given under this Agreement shall be preserved for the benefit of any assignee.

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(b)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Mezzanine Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Mezzanine Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(c)	The Mezzanine Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Mezzanine Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Mezzanine Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

(a)	Each Party hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, the Finance Documents to which such Party is a party and the guarantee given under this Agreement shall be preserved for the benefit of any assignee.

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(b)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Mezzanine Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Mezzanine Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(c)	The Mezzanine Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(d)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(e)	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders or the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Mezzanine Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement. The sending of a copy of such Transfer Certificate shall be deemed in relation to the Finance Documents sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable).

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

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(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

(a)	If the Mezzanine Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders, then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which fall at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 24, references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Guarantors

(a)	The Borrower shall ensure that, on the Acquisition Closing Date:

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(i)	the Senior Borrower delivers to the Mezzanine Agent a duly completed and executed Accession Letter; and

(ii)	the Lenders have confirmed to the Mezzanine Agent that they have received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to the proposed Additional Guarantors, each in form and substance satisfactory to the Lenders.

(b)	The Mezzanine Agent shall notify the Borrower and the Lenders promptly upon receiving confirmation from the Lenders that they have received (in form and substance satisfactory to them) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the Guarantors that each of the representations and warranties set out in Clause 18 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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SECTION 11

THE FINANCE PARTIES

26.	ROLE OF THE MEZZANINE AGENT, THE MEZZANINE SECURITY AGENT AND THE ARRANGER

26.1	The Mezzanine Agent and the Mezzanine Security Agent

(a)	Each of the Arranger and the Lenders appoints the Mezzanine Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Mezzanine Secured Party appoints the Mezzanine Security Agent to act as Mezzanine Security Agent under and in connection with the Finance Documents.

(c)	The Mezzanine Security Agent declares that it holds the Mezzanine Only Security Documents on trust for the Mezzanine Secured Parties on the terms contained in this Agreement.

(d)	Each of the Mezzanine Secured Parties authorises the Mezzanine Agent and the Mezzanine Security Agent to:

(i)	perform the duties, obligations and responsibilities, and to exercise the rights, powers, authorities and discretions specifically given to the Mezzanine Agent and the Mezzanine Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Mezzanine Agent or Mezzanine Security Agent (as applicable).

(e)	Nothing in this Clause 26.1 shall imply that the Mezzanine Agent or Mezzanine Security Agent (as applicable) is required to exercise any of its rights, powers, authorities, or discretions specifically conferred on it under the Finance Documents in the absence of the instructions from the Majority Lenders or all Lenders (where all Lender consent is required under the Finance Documents). The Mezzanine Agent or Mezzanine Security Agent (as applicable) is only obliged to act on any instructions or directions so received to the extent that it, acting reasonably, consider these instructions or directions to be incidental to the exercise of the express rights and powers given to it under the Finance Documents.

(f)	If there is any conflict between the provisions of this Clause 26 and the provisions of any other Finance Documents, the provisions of this Clause will prevail.

(g)	Paragraphs (e) and (f) above apply with respect to the relationship between the Finance Parties only and shall not be construed in a manner detrimental to any Obligor.

26.2	Enforcement through Mezzanine Security Agent only

The Mezzanine Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security Documents or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Mezzanine Security Agent.

26.3	Instructions

(a)	Each of the Mezzanine Agent and the Mezzanine Security Agent shall:

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(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Mezzanine Agent or Mezzanine Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)	Each of the Mezzanine Agent and the Mezzanine Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Mezzanine Agent or Mezzanine Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested and shall incur no liability whatsoever as a result of so refraining from acting where it has not received such instructions or clarification requested by it.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Mezzanine Agent or Mezzanine Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Mezzanine Agent or the Mezzanine Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Mezzanine Agent’s or Mezzanine Security Agent’s own position in its personal capacity as opposed to its role of Mezzanine Agent or Mezzanine Security Agent for the relevant Finance Parties or Mezzanine Secured Parties (as applicable), including, without limitation, Clause 26.6 (No fiduciary duties) to Clause 26.11 (Exclusion of liability), Clause 26.14 (Confidentiality) to Clause 26.21 (Custodians and nominees) and Clause 26.24 (Acceptance of title) to Clause 26.27 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Mezzanine Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 27.1 (Order of application);

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(B)	Clause 27.2 (Prospective liabilities); and

(C)	Clause 27.5 (Permitted deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Mezzanine Agent’s or (as applicable) the Mezzanine Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 36 (Amendments and waivers), the Mezzanine Agent or (as applicable) Mezzanine Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Mezzanine Agent or Mezzanine Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Mezzanine Agent or Mezzanine Security Agent shall do so having regard to the interests of (in the case of the Mezzanine Agent) all the Finance Parties and (in the case of the Mezzanine Security Agent) all the Mezzanine Secured Parties.

(g)	The Mezzanine Agent or the Mezzanine Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 26.3, in the absence of instructions, each of the Mezzanine Agent and the Mezzanine Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Mezzanine Agent) the Finance Parties and (in the case of the Mezzanine Security Agent) the Mezzanine Secured Parties.

(i)	Neither the Mezzanine Agent nor the Mezzanine Security Agent is authorised to act on behalf of a Mezzanine Secured Party (without first obtaining that Mezzanine Secured Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.4	Duties of the Mezzanine Agent and Mezzanine Security Agent

(a)	The duties of the Mezzanine Agent and the Mezzanine Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Mezzanine Agent and the Mezzanine Security Agent shall as soon as reasonably practicable forward to a Party the original or a copy of any document which is delivered to the Mezzanine Agent or Mezzanine Security Agent (as applicable) for that Party by any other Party.

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(c)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Neither the Mezzanine Agent nor the Mezzanine Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Mezzanine Agent or the Mezzanine Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall as soon as reasonably practicable notify the other Finance Parties.

(f)	If the Mezzanine Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Mezzanine Agent, the Arranger or the Mezzanine Security Agent) under this Agreement, it shall as soon as reasonably practicable notify the other Finance Parties.

(g)	The Mezzanine Agent shall provide to the Borrower, within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Mezzanine Agent to that Lender under the Finance Documents.

(h)	Each of the Mezzanine Agent and the Mezzanine Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Mezzanine Agent or the Arranger as a trustee or fiduciary of any other person; or

(ii)	the Mezzanine Security Agent as an agent, trustee or fiduciary of any Obligor.

(b)	None of the Mezzanine Agent, the Mezzanine Security Agent or the Arranger shall be bound to account to any other Finance Party or (in the case of the Mezzanine Security Agent) any Mezzanine Secured Party for any sum or the profit element of any sum received by it for its own account.

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(c)	Neither the Mezzanine Agent nor the Mezzanine Security Agent shall have any obligations to any other Finance Parties under the Finance Documents other than the obligations expressly provided for therein.

26.7	Business with Obligors

The Mezzanine Agent, the Mezzanine Security Agent and the Arranger may, but shall not be obliged to, accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or Affiliate of an Obligor.

26.8	Rights and discretions

(a)	Each of the Mezzanine Agent and the Mezzanine Security Agent may:

(i)	rely on:

(A)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which can be reasonably assumed to be within his knowledge or within his power to verify;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (iii)(A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Mezzanine Agent and the Mezzanine Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Mezzanine Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Mezzanine Agent, it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

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(iv)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents and, unless it has received a notice of revocation, that those instructions have not been revoked.

(c)	Each of the Mezzanine Agent and the Mezzanine Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Mezzanine Agent and the Mezzanine Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Mezzanine Agent or Mezzanine Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Mezzanine Agent or Mezzanine Security Agent (as applicable), in its reasonable opinion, deems this to be desirable.

(e)	Each of the Mezzanine Agent and the Mezzanine Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Mezzanine Agent or by the Mezzanine Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Mezzanine Agent and the Mezzanine Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents, and shall not:

(i)	be liable for any error of judgement made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of, any such person,

unless such error or such loss was directly caused by the Mezzanine Agent’s or the Mezzanine Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, each of the Mezzanine Agent and the Mezzanine Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or Mezzanine Security Agent under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Mezzanine Agent, the Mezzanine Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Mezzanine Agent nor the Mezzanine Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

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26.9	Responsibility for documentation

None of the Mezzanine Agent, the Mezzanine Security Agent or the Arranger is responsible or liable for:

(a)	(or under an obligation to verify) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Mezzanine Agent, the Mezzanine Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Property Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	(or under an obligation to verify) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Mezzanine Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.10	No duty to monitor

Neither the Mezzanine Agent nor the Mezzanine Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Mezzanine Agent, the Mezzanine Security Agent or any Receiver or Delegate), none of the Mezzanine Agent, the Mezzanine Security Agent or any Receiver or Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

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(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Mezzanine Agent, the Mezzanine Security Agent, a Receiver or a Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Mezzanine Agent, the Mezzanine Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Mezzanine Agent, the Mezzanine Security Agent, a Receiver or a Delegate, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property, and any officer, employee or agent of the Mezzanine Agent, the Mezzanine Security Agent, a Receiver or a Delegate may rely on this Clause 26.11, subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Mezzanine Agent nor the Mezzanine Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Mezzanine Agent or the Mezzanine Security Agent (as applicable) if the Mezzanine Agent or Mezzanine Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Mezzanine Agent or the Mezzanine Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Mezzanine Agent, the Mezzanine Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Lender, and each Lender confirms to the Mezzanine Agent, the Mezzanine Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Mezzanine Agent, the Mezzanine Security Agent or the Arranger.

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(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Mezzanine Agent, the Mezzanine Security Agent, any Receiver or Delegate, any liability of the Mezzanine Agent, the Mezzanine Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Mezzanine Agent, the Mezzanine Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Mezzanine Agent, the Mezzanine Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Mezzanine Agent, the Mezzanine Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Mezzanine Agent, the Mezzanine Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

26.12	Lenders’ indemnity to the Mezzanine Agent and Mezzanine Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Mezzanine Agent, the Mezzanine Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Mezzanine Agent’s, Mezzanine Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct), notwithstanding the Mezzanine Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Mezzanine Agent) in acting as Mezzanine Agent, Mezzanine Security Agent, Receiver or Delegate under the Transaction Documents including but not limited to amounts which the Mezzanine Agent and Mezzanine Security Agent should receive in the waterfall set out in Clause 13 (Order of payments on Interest Payment Dates) of the Intercreditor Agreement but for the occurrence of a Payment Stop Event (as defined in the Intercreditor Agreement) (unless the relevant Mezzanine Agent, Mezzanine Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Transaction Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Mezzanine Agent or the Mezzanine Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Mezzanine Agent or the Mezzanine Security Agent to an Obligor.

26.13	Resignation of the Mezzanine Agent and the Mezzanine Security Agent

(a)	Each of the Mezzanine Agent and the Mezzanine Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Mezzanine Agent or the Mezzanine Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Mezzanine Agent or Mezzanine Security Agent (as applicable).

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(c)	If the Majority Lenders have not appointed a successor Mezzanine Agent or Mezzanine Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation being given, the retiring Mezzanine Agent or Mezzanine Security Agent (as applicable) (after consultation with the other Finance Parties and the Borrower) may appoint a successor Mezzanine Agent or Mezzanine Security Agent (as applicable) (acting through an office in the United Kingdom).

(d)	If the Mezzanine Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent, and the Mezzanine Agent is entitled to appoint a successor Mezzanine Agent under paragraph (c) above, the Mezzanine Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Mezzanine Agent to become a party to this Agreement as Mezzanine Agent) agree with the proposed successor Mezzanine Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Mezzanine Agent consistent with then current market practice for the appointment and protection of corporate trustees, together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Mezzanine Agent’s normal fee rates, and those amendments will bind the Parties.

(e)	The retiring Mezzanine Agent or Mezzanine Security Agent (as applicable) shall make available to the successor Mezzanine Agent or Mezzanine Security Agent (as applicable) such documents and records and provide such assistance as the successor Mezzanine Agent or Mezzanine Security Agent may reasonably request for the purposes of performing its functions as Mezzanine Agent or Mezzanine Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Mezzanine Agent or Mezzanine Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Mezzanine Agent or Mezzanine Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Mezzanine Security Agent) the transfer of the relevant Security Property to that successor.

(g)	Upon the appointment of a successor, the retiring Mezzanine Agent or Mezzanine Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 26.25 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Mezzanine Agent), Clause 13.4 (Indemnity to the Mezzanine Security Agent) and this Clause 26 (and any fees for the account of the retiring Mezzanine Agent or Mezzanine Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Mezzanine Agent or Mezzanine Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Mezzanine Agent or Mezzanine Security Agent (as applicable) shall resign in accordance with paragraph (b) above and the cost referred to in paragraph (e) above shall be for the account of the Borrower.

26.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties or Mezzanine Secured Parties, the Mezzanine Agent or Mezzanine Security Agent (as applicable) shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Mezzanine Agent or Mezzanine Security Agent, it may be treated as confidential to that division or department, and the Mezzanine Agent or Mezzanine Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Mezzanine Agent nor the Mezzanine Security Agent is obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information,

if the disclosure would, or might in its opinion, constitute a breach or any law or regulation or a breach of a fiduciary duty binding upon it.

26.15	Relationship with the other Finance Parties

(a)	Subject to Clause 24.9 (Pro rata interest settlement), the Mezzanine Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Mezzanine Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Finance Party may by notice to the Mezzanine Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Finance Party for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.5 (Electronic communication) and the Mezzanine Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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(c)	Each Finance Party shall supply the Mezzanine Security Agent with any information that the Mezzanine Security Agent may reasonably specify as being necessary or desirable to enable the Mezzanine Security Agent to perform its functions as Mezzanine Security Agent.

26.16	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document and each Finance Party confirms to the Mezzanine Agent, the Mezzanine Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including, but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of the Property Reports and any other information provided by the Mezzanine Agent, the Mezzanine Security Agent, any Party or by any other person under or in connection with any Transaction Document or the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

26.17	Deduction from amounts payable by the Mezzanine Agent or Mezzanine Security Agent

If any Party owes an amount to the Mezzanine Agent or the Mezzanine Security Agent (as applicable) under the Finance Documents, the Mezzanine Agent or the Mezzanine Security Agent (as applicable) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Mezzanine Agent or the Mezzanine Security Agent (as applicable) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

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26.18	Reliance and engagement letters

Each Finance Party and Mezzanine Secured Party confirms that each of the Arranger, the Mezzanine Agent and the Mezzanine Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Mezzanine Agent or the Mezzanine Security Agent) the terms of any reliance letter or engagement letters relating to the Property Reports or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Property Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.19	No responsibility to perfect Transaction Security

The Mezzanine Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

26.20	Insurance by Mezzanine Security Agent

(a)	The Mezzanine Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Mezzanine Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Mezzanine Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Mezzanine Security Agent fails to do so within 14 days after receipt of that request.

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26.21	Custodians and nominees

The Mezzanine Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Mezzanine Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement, and the Mezzanine Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.22	Delegation by the Mezzanine Security Agent

(a)	Each of the Mezzanine Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Mezzanine Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Mezzanine Secured Parties.

(c)	No Mezzanine Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

26.23 Additional Mezzanine Security Agents

(a)	The Mezzanine Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Mezzanine Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Mezzanine Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Mezzanine Security Agent shall give prior notice to the Borrower and the Mezzanine Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Mezzanine Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Mezzanine Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Mezzanine Security Agent.

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26.24	Acceptance of title

The Mezzanine Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Assets and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

26.25	Winding up of trust

If the Mezzanine Security Agent, with the approval of the Mezzanine Agent, determines that:

(a)	all of the Mezzanine Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Mezzanine Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:

(i)	the trusts set out in this Agreement shall be wound up and the Mezzanine Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Mezzanine Security Agent under each of the Transaction Security Documents; and

(ii)	any Mezzanine Security Agent which has resigned pursuant to Clause 26.13 (Resignation of the Mezzanine Agent and the Mezzanine Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

26.26	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Mezzanine Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Mezzanine Security Agent by law or regulation or otherwise.

26.27	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Mezzanine Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.28	No duty to collect payments

The Mezzanine Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any assets, subject to Security under the Mezzanine Only Security Documents is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property accruing or offered at any time by way of interest, dividend, redemption,bonus, rights, preference, option, warrant or otherwise in respect of any of the Security Assets.

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26.29	Lenders

The Mezzanine Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Mezzanine Agent to the contrary.

27.	APPLICATION OF PROCEEDS

27.1	Order of application

Subject to Clause 27.2 (Prospective liabilities), all amounts from time to time received or recovered by the Mezzanine Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 27, the “Recoveries”) shall be held by the Mezzanine Security Agent on trust to apply them at any time as the Mezzanine Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 27), in the following order:

(a)	in discharging any sums owing to the Mezzanine Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Mezzanine Agent or any Mezzanine Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Mezzanine Agent for application in accordance with Clause 30.5 (Partial payments).

27.2	Prospective liabilities

Following acceleration, the Mezzanine Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Mezzanine Security Agent with such financial institution (including itself) and for so long as the Mezzanine Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 27.1 (Order of application) in respect of:

(a)	any sum to the Mezzanine Security Agent, any Receiver or any Delegate; and

(b)	any part of the Mezzanine Secured Liabilities,

that the Mezzanine Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

27.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 27.1 (Order of application), the Mezzanine Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Mezzanine Security Agent with such financial institution (including itself) and for so long as the Mezzanine Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Mezzanine Security Agent’s discretion in accordance with the provisions of this Clause 27.3.

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27.4	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Mezzanine Secured Liabilities, the Mezzanine Security Agent may convert any moneys received or recovered by the Mezzanine Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.5	Permitted deductions

The Mezzanine Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Mezzanine Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

27.6	Good discharge

(a)	Any payment to be made in respect of the Mezzanine Secured Liabilities by the Mezzanine Security Agent may be made to the Mezzanine Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Mezzanine Security Agent.

(b)	The Mezzanine Security Agent is under no obligation to make the payments to the Mezzanine Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

28.	CONDUCT OF BUSINESS BY THE MEZZANINE SECURED PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Mezzanine Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Mezzanine Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Mezzanine Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”), and applies that amount to a payment due under the Finance Documents, then:

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(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Mezzanine Agent;

(b)	the Mezzanine Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Mezzanine Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Mezzanine Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Mezzanine Agent, pay to the Mezzanine Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Mezzanine Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Mezzanine Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Mezzanine Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Mezzanine Agent, pay to the Mezzanine Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the relevant Obligor.

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(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 12

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Mezzanine Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Mezzanine Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Mezzanine Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Mezzanine Agent) and with such bank as the Mezzanine Agent, in each case, specifies.

30.2	Distributions by the Mezzanine Agent

Each payment received by the Mezzanine Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding), be made available by the Mezzanine Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office) to such account as that Party may notify to the Mezzanine Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

30.3	Distributions to an Obligor

The Mezzanine Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Mezzanine Agent under the Finance Documents for another Party, the Mezzanine Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Mezzanine Agent pays an amount to another Party and it proves to be the case that the Mezzanine Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Mezzanine Agent shall on demand refund the same to the Mezzanine Agent together with interest on that amount from the date of payment to the date of receipt by the Mezzanine Agent, calculated by the Mezzanine Agent to reflect its cost of funds.

(c)	If the Mezzanine Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Mezzanine Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

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(i)	the Mezzanine Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Mezzanine Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Mezzanine Agent the amount (as certified by the Mezzanine Agent) which will indemnify the Mezzanine Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Mezzanine Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Mezzanine Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to, the Mezzanine Agent, the Mezzanine Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest on the Property Protection Loans due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal of Property Protection Loans due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any accrued interest and fees due but unpaid under this Agreement;

(v)	fifthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Mezzanine Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (vi) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

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(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Mezzanine Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Mezzanine Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Mezzanine Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Mezzanine Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Mezzanine Agent and the Mezzanine Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Mezzanine Agent (or the Mezzanine Agent may notify to the other Parties, if a change is made by the Mezzanine Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Mezzanine Agent or the Mezzanine Security Agent will be effective only when actually received by the Mezzanine Agent or the Mezzanine Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Mezzanine Agent’s or the Mezzanine Security Agent’s signature below (or any substitute department or officer as the Mezzanine Agent or Mezzanine Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Mezzanine Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number

As soon as reasonably practicable upon changing its address or fax number, the Mezzanine Agent shall notify the other Parties.

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32.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Mezzanine Agent or the Mezzanine Security Agent, only if it is addressed in such a manner as the Mezzanine Agent or the Mezzanine Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purposes of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.5.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Mezzanine Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a contract, constitutional, statutory or other official document for which its original language must prevail at law.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Mezzanine Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 26.8 (Rights and discretions), the Mezzanine Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 36 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

36.2	All Lender matters

An amendment, waiver or (in the case of the Transaction Security) a consent of, or in relation to, any term of a Finance Document that has the effect of changing or which relates to:

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(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Document;

(c)	a reduction in the interest payable from 9 per cent. per annum or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(e)	a change to the Obligors other than in accordance with Clause 25 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 7.2 (Mandatory prepayment - general), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 39 (Governing law) or Clause 40.1 (Jurisdiction);

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity);

(ii)	the Security Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(i)	the release of any guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document, or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

36.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Mezzanine Agent, the Mezzanine Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Mezzanine Agent, the Mezzanine Security Agent or the Arranger, as the case may be.

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37.	CONFIDENTIAL INFORMATION

37.1	Confidential Information

Each:

(a)	Finance Party with respect to all Confidential Information, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information); and

(b)	Obligor with respect to all Obligor Confidential Information, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information),

agrees to keep all such information confidential and not to disclose it to anyone and to ensure that all such information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Mezzanine Agent or Mezzanine Security Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.15 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(viii)	who is a Party, an Obligor or any related entity of an Obligor; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents, including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

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37.3	Disclosure of Obligor Confidential Information

Any Obligor may disclose:

(a)	to any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and Affiliates such Obligor Confidential Information as that Obligor shall consider appropriate if any person to whom the Obligor Confidential Information is to be given pursuant to this paragraph (a) is informed of its confidential nature and that some or all of such Obligor Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Obligor Confidential Information;

(b)	to any person:

(i)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(ii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, provided that the person to whom the Obligor Confidential Information is to be given is informed of its confidential nature and that some or all of such Obligor Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Obligor, it is not practicable so to do in the circumstances;

(iii)	who is a Party; or

(iv)	with the consent of the Mezzanine Agent; or

(c)	to any rating agency (including its professional advisers) such Obligor Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or any Finance Party if the rating agency to whom the Obligor Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.4	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

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(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 39 (Governing law);

(vi)	the names of the Mezzanine Agent and the Arranger;

(vii)	date of each amendment of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Mezzanine Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Mezzanine Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

37.5	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation, including securities law relating to insider dealing and market abuse, and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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37.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.8	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 13

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Moor Park Capital partners LLP, of 37-38 Margaret Street, WIG 0JF London (Attn: Mr Graydon Butler, COO) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Mezzanine Agent. Failing this, the Mezzanine Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 40 and Clause 39 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Parties

PART I

 The Original Lenders

Name of Original Lender	Commitment

M&G Real Estate Finance 2 Co S.à r.l.	€8,542,747

M&G Real Estate Finance 3 Co S.à r.l.	€13,547,933

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PART II

The Original Guarantors

Name of Original Guarantor	Registration No. (or equivalent if any)

ARC Global (Luxembourg) Holdings II S. à. r.l.	B196379

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SCHEDULE 2

Conditions Precedent

PART I

Conditions Precedent To Initial Utilisation

Main Conditions Precedent

1.	Copy of this Agreement and the Senior Facility Agreement duly signed by all parties.

2.	Copy of the duly signed Utilisation Request.

3.	Copy of each Transaction Security Document duly signed by all parties, and, if applicable, proof that the security to be created under these Transaction Security Documents has been created or confirmed with legal effect (including, but not limited to, any notices, registrations and declarations required for the perfection or confirmation of such security).

4.	Copy of the Intercreditor Agreement duly signed by all parties.

5.	Copies of all Senior Finance Documents duly signed by all parties.

6.	Copy of the Hedging Agreement duly signed by all parties.

7.	Legal opinion of a Luxembourg law firm instructed by the Borrower substantially in the form distributed to the Arranger prior to signing this Agreement on the capacity of each of Topco, Midco, the Company and the Senior Borrower and the due execution with respect to the Finance Documents, the Hedging Agreement and the Senior Finance Documents to which they are a party.

8.	Legal opinions of one or more law firms (as applicable due to the relevant jurisdictions other than Luxembourg) instructed by the Senior Lender substantially in the form distributed to the Arranger prior to signing this Agreement with respect to the enforceability of certain Finance Documents and certain Senior Finance Documents.

9.	Evidence that the Acquisition Closing Date and the transfer of the shares in the Senior Borrower to the Company have occurred.

10.	Evidence of the transfer of the Repayment Amount to a bank account designated by the Senior Lender evidenced by a SWIFT confirmation.

11.	Copy of the Structure Chart.

12.	Copy of the current constitutional corporate documents of each of Topco, Midco and the Company.

13.	Copy of the up-to-date register of shareholders of the Senior Borrower.

14.	Copy of a true, complete and up-to-date excerpt issued by the Luxembourg Register of Commerce and Companies for each of Topco, Midco and the Company no later than one Business Day prior to the execution of this Agreement.

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15.	Copy of a certified, true and up-to-date certificate of non-inscription of a judicial decision (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Register of Commerce and Companies in relation to each of Topco, Midco and the Company no later than one Business Day prior to the execution of this Agreement and stating that no judicial decision has been registered with the Luxembourg Register of Commerce and Companies by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

16.	Copy of duly signed certificate of an authorised signatory of Topco, Midco and the Company including a list of each name, title and specimen signature of the persons authorised by such entities who will actually execute jointly the Finance Documents to which that entity is a party. Where any such entity is organised under the laws of the Grand Duchy of Luxembourg, such solvency certificate should certify that:

(a)	the entity is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or, on the date hereof, in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de credit);

(b)	the managers have not made any application, petition, order or resolution for the administration or winding up of the entity;

(c)	the entity has not been served with an insolvency court’s order regarding protective measures taken as a consequence of a creditor’s application for the opening of insolvency proceedings with respect of its assets and has not otherwise been informed of such application; and

(d)	the managers are not aware of any appointment of a receiver or administrator based on a filing for insolvency by a creditor of the entity.

17.	Certificate of the domiciliation agent (signed by a manager) certifying due compliance by each of Topco, Midco and the Company with, and adherence to, the provisions of the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related regulations.

18.	Copies of all additional corporate documents and certificates referred to in the legal opinions to be delivered under paragraphs 7 and 8 above.

19.	Copies of all other legally necessary corporate resolutions for and of each of Topco, Midco, the Company and the Senior Borrower:

(a)	approving the terms of, and the transactions contemplated by:

(i)	this Agreement;

(ii)	the Finance Documents to which it is a party;

(iii)	the Hedging Agreement;

(iv)	the Senior Finance Documents; and

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(v)	the Acquisition Agreement;

(b)	resolving that each of them execute, deliver and perform these documents to which it is a party; and

(c)	authorising a specified person or persons to execute these documents to sign and/or dispatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or dispatched by it under or in connection with these documents to which it is a party.

20.	A current official copy of the land registry for the Property showing no further encumbrances prior to the Acquisition.

21.	Copies of all current certificates of insurance in respect of each insurance policy (together with all endorsements in connection with the same) relating to the Property.

22.	Evidence, including a letter from the Senior Borrower’s insurance brokers addressed to the Finance Parties, of both the existence of sufficient insurance cover for the Property (compliant with the terms of this Agreement and the Senior Facility Agreement) and evidence of the payment of all insurance premia satisfactory to the Bank.

23.	Copies of all current Lease Documents and title deeds (including the counterpart of the Existing Occupational Lease), relating to the Property.

24.	Copies of all current property management agreements with the Property Manager, including the DB Service Agreement.

25.	Certified copies of the Original Financial Statements.

26.	Copy of the most recent audited consolidated financial statements for Midco and Topco or, if these statements are not yet available, each opening balance.

27.	An up-to-date report relating to the Property in accordance with Clause 19.4 (Monitoring of Property).

28.	Copies of all property due diligence reports made in connection with the Acquisition (including, but not limited to, the technical reports, environmental reports and the legal report).

29.	Sample signature sheet together with notarised copies of the personal identity card or passport of representatives of each of Topco, Midco and the Company; and

30.	Properly completed and signed form concerning the economic beneficiaries according to Appendix 4 to the Senior Facility Agreement.

Additional Conditions Precedent

Financial Information

31.	Evidence that the Rent Free Deposit Account has a balance of not less than EUR 3,186,406.

32.	Evidence that the Senior Accounts (other than the Senior Cash Sweep Account) and the Mezzanine Collections Account have been opened, the relevant details of such accounts and the terms and conditions pertaining to each such account.

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33.	Copies of the bank mandates for each Senior Account and the Mezzanine Collections Account

34.	Copy of the Funds Flow Memorandum.

35.	The Deloitte Tax Report in a form capable of being relied upon by the Lenders.

Valuation and Survey

36.	Copy of the Initial Valuation.

37.	Evidence that the author of any report delivered to the Lenders in respect of the Property pursuant to this Schedule 2 has professional indemnity insurance in an amount acceptable to the Lenders.

Property

38.	Evidence that all consents necessary for any Security, including guarantees provided in connection with a Lease Document and the charging of the Property in favour of the Mezzanine Security Agent and the Senior Lender, have been duly obtained and are in full force and effect.

39.	Up-to-date mortgage registrar excerpt (extrait) dated as at a date no earlier than one Business Day prior to the date of this Agreement.

Security and other Finance Documents

40.	The Fee Letters.

41.	The Mezzanine Only Subordination Agreement

42.	Share certificates, duly executed stock transfer forms (with the name of the transferee, the consideration and the date left blank) in relation to Midco.

43.	Copy of the up-to-date register of shareholders of Midco.

Property Manager

44.	Duty of Care Agreement between the Property Manager, the Senior Borrower and the Senior Lender.

45.	The MP Property Management Agreement.

46.	Evidence that the Property Manager has professional indemnity insurance in an amount acceptable to the Lenders.

Accession

47.	The delivery by Midco of all documentation required by Part II of this Schedule 2.

Legal Opinions

48.	Legal opinion of Linklaters LLP, legal advisers to the Arranger in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement (or as otherwise agreed with the Original Lenders).

49.	Legal opinion of Linklaters LLP, Luxembourg, legal advisers to the Arranger in Luxembourg, substantially in the form distributed to the Original Lenders prior to signing this Agreement (or as otherwise agreed with the Original Lenders).

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Other Documents and Evidence

50.	Certified copy of each Acquisition Document, duly executed by the parties to it.

51.	Insurance valuation of each Property.

52.	Evidence that any process agent referred to in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment.

53.	Evidence that the bank at which each of the Senior Accounts (other than the Senior Cash Sweep Account) and the Mezzanine Collection Account, the insurer of the Property and any counterparty in respect of any Hedging Agreement each satisfy the relevant Required Rating.

54.	Evidence of communication from the Senior Lender to the Senior Borrower that all conditions precedent under the Senior Facility Agreement are satisfied.

55.	Evidence that any other fees, and the costs and expenses then due from the Obligors pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

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PART II

Conditions precedent required to be

delivered by Additional Guarantors

1.	Accession Letter, duly executed by each Additional Guarantor and the Borrower.

2.	Copy of the constitutional documents of each Additional Guarantor.

3.	Copy of a resolution of the board of directors of each Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents.

4.	Copy of a duly signed certificate of an authorised signatory of each person authorised by the resolution referred to in paragraph 3 above, including a list of each name, title and specimen signature. Where any such Additional Guarantor is organised under the laws of the Grand Duchy of Luxembourg, such solvency certificate should certify that:

(a)	the entity is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat preventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or, on the date hereof, in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de credit);

(b)	the managers have not made any application, petition, order or resolution for the administration or winding up of the entity;

(c)	the entity has not been served with an insolvency court’s order regarding protective measures taken as a consequence of a creditor’s application for the opening of insolvency proceedings with respect of its assets and has not otherwise been informed of such application; and

(d)	the managers are not aware of any appointment of a receiver or administrator based on a filing for insolvency by a creditor of the entity.

5.	Excerpt from the Luxembourg Register of Commerce and Companies dated on the Utilisation Date;

6.	Certificate of non-inscription of a judicial decision (certificat de non-inscription d’une decision judiciare) from the Luxembourg Register of Commerce and Companies dated on the Utilisation Date and stating that no judicial decision has been registered with the Luxembourg Register of Commerce and Companies by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended; and

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7.	Sample signature sheet together with notarised copies of the personal identity card or passport of representatives of each Additional Guarantor.

8.	Certificate of the domiciliation agent (signed by a manager) certifying due compliance by each Additional Guarantor with, and adherence to, the provisions of the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related regulations.

9.	Certificate of an authorised signatory of each Additional Guarantor certifying that each copy document listed in this Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.	Copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of each Additional Guarantor.

12.	Legal opinions of Linklaters LLP, legal advisers to the Arranger in England and in Luxembourg.

13.	Evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to each Additional Guarantor.

Evidence that each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks in relation to the Additional Guarantor’s under all applicable laws and regulations pursuant to the transactions contemplated in the Accession Letter and the Finance Documents.

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SCHEDULE 3

Utilisation Request

From:	[Borrower]/[Company]

To:	[Mezzanine Agent]

Dated:

Dear Sirs

ARC Global II DB Lux S.à.r.l. – €22,090,680 Facility Agreement

dated [_________] May 2015 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[__________] (or, if that is not a Business Day, the next Business Day)

Amount:	[__________] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The purpose of the Loan is [__________].

6.	[We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(a)	the outstanding balance of the arrangement fee being EUR [________];

(b)	any commitment fee due and payable at the Utilisation Date;

(c)	[__________] fees;

(d)	the fees of the Valuer and [__________]; and

(e)	[other TBC.]

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7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
ARC GLOBAL II DB LUX S.À.R.L.

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SCHEDULE 4

Form of Transfer Certificate

To:	[__________] as Mezzanine Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”) Dated:

Dated:

ARC Global II DB Lux S.à.r.l. – €22,090,680 Facility Agreement
(the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meanings in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [__________].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Mezzanine Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership, each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

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(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.[1]

6.	The Existing Lender and the New Lender hereby expressly accept and confirm, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of the Agreement, the Finance Documents to which the Existing Lender is a party and the guarantee given under the Agreement shall be preserved for the benefit of any assignee.

7.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [__________]) and is tax resident in [__________][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify the Borrower that it wishes that scheme to apply to this Agreement.][3]

[6/7].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[7/8].	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[8/9].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[1]	Include if New Lender comes within paragraph 11.1(a)(i)(B) of the definition of Qualifying Lender in Clause 11.1 (Definitions).
[2]	Insert jurisdiction of tax residence.
[3]	Include if New Lender holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to the Agreement.

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The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Mezzanine Agent and the Transfer Date is confirmed as [__________].

[Mezzanine Agent]

By:

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SCHEDULE 5

Form of Assignment Agreement

To:	[__________] as Mezzanine Agent and [__________] as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

ARC Global II DB Lux S.à.r.l. – €22,090,680 Facility Agreement
(the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[4]

3.	The proposed Transfer Date is [__________].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Mezzanine Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[5]

[4]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph (c) above. This issue should be addressed at primary documentation stage.

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8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][6]

9.	The Existing Lender and the New Lender hereby expressly accept and confirm, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of the Agreement, the Finance Documents to which the Existing Lender is a party and the guarantee given under the Agreement shall be preserved for the benefit of any assignee.

10.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [__________]) and is tax resident in [__________][7], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Borrower notify the Company that it wishes that scheme to apply to this Agreement.][8]

.9**

[8/9].	This Assignment Agreement acts as notice to the Mezzanine Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[5]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

[6]	Include only if New Lender is a UK Non-Bank Lender – i.e. falls within paragraph 11.1(a)(i)(B) of the definition of Qualifying Lender in Clause 11.1 (Definitions).

[7]	Insert jurisdiction of tax residence.

[8]	Include if New Lender holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to the Agreement.

[9]**	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.

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[10/11]	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12]	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Mezzanine Agent and the Transfer Date is confirmed as [__________]

Signature of this Assignment Agreement by the Mezzanine Agent constitutes confirmation by the Mezzanine Agent of receipt of notice of the assignment referred to herein, which notice the Mezzanine Agent receives on behalf of each Finance Party.

[Mezzanine Agent]

By:

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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SCHEDULE 6

Form of Accession Letter

To:	[__________] as Mezzanine Agent

From:	[The Additional Guarantor and Borrower]

Dated:

Dear Sirs

ARC Global II DB Lux S.à.r.l. – €22,090,680Facility Agreement
(the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meanings in this Accession Letter unless given a different meaning in this Accession Letter.

2.	The Additional Guarantor agrees to become a Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 25.2 (Guarantors) of the Agreement. The Additional Guarantor is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	The Additional Guarantor administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

authorised signatory for	authorised signatory for
The Borrower	The Additional Guarantor

132

SCHEDULE 7

Form of Compliance Certificate

To:	[__________] as Mezzanine Agent

From:	[ARC Global II DB Lux S.à.r.l.]

Dated:

Dear Sirs

ARC Global II DB Lux S.à.r.l. – €22,090,680Facility Agreement
(the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Loan to Value is [__________] per cent.

3.	We confirm that the Debt Yield is [__________] per cent.

4.	We set out below calculations establishing the figures in paragraph 2 above:

[__________].

5.	[We confirm that no Default is continuing.][10]

Signed:

Manager

of

[ARC GLOBAL II DB LUX S.À.R.L.]

[insert applicable certification language]

[10]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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SCHEDULE 8

Timetables

“D — ” refers to the number of Business Days before the Utilisation Date.

Delivery of a duly completed
Utilisation Request	D-5 10:00 a.m.
(Clause 5.1 (Delivery of a
Utilisation Request))

Mezzanine Agent notifies the	D-3 11:00 a.m.
Lenders of the Loan in
accordance with Clause 5.4
(Lenders’ participation)

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SCHEDULE 9

Security Documents

1	Senior Security Documents

(a)	The first-ranking property lien (Hypothek) governed by Luxembourg law in the full Loan amount plus 15 per cent. interest (as last notarised and extended under the notarial deed dated 11 February 2014 of the notary J. Baden with registered offices in Luxembourg) in accordance with the CRR and the PfandBG (in particular pursuant to § 18 PfandBG).

(b)	The disclosed security assignment or pledge of the Senior Borrower’s insurance claims in relation to the Property which must be notified to the insurance companies under an English law agreement.

(c)	The disclosed security assignment of the Senior Borrower’s rental claims in relation to the Property under a Luxembourg law amended and restated security assignment agreement.

(d)	The disclosed pledge of the Senior Borrower’s claims under the rental accounts in relation to the Property under a Luxembourg law account pledge agreement.

(e)	The pledge of all present and future shares in the Senior Borrower under a Luxembourg law share pledge agreement.

(f)	The undisclosed security assignment or pledge of the Senior Borrower’s claims under material contracts in relation to the Property, including the SPA and future sale and purchase agreements, under a Luxembourg law security assignment agreement.

2	Mezzanine Only Security Documents

(a)	A first ranking right of pledge granted or to be granted by Topco in favour of the Mezzanine Security Agent in respect of the Mezzanine Collections Account.

(b)	A share pledge agreement over the shares in Midco entered into between Topco as pledgor, the Mezzanine Security Agent as security agent and in the presence of Midco in an agreed form.

(c)	A receivables pledge agreement over the Mezzanine Only Subordinated Debt entered into or to be entered into by Topco as pledgor in favour of the Mezzanine Security Agent and in the presence of Midco in an agreed form.

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SCHEDULE 10

Disclosed Information

INTENTIONALLY LEFT BLANK

136

Signatures

The Borrower

ARC GLOBAL II DB LUX S.À.R.L.

By:

Address:	9A boulevard Prince Henri, L-1724 Luxembourg
Attention: Mr Yves Cheret, Manager (yves.cheret@crestbridge.com)

With a copy to:

Moor Park Capital Partners LLP, 37-38 Margaret Street, 2nd floor, W1G 0JF London,
Attention: Mr Graydon Butler, COO (graydon.butler@moorparkcapital.com)

Fax:	+44 (0)20 3011 1573

The Original Guarantor

ARC GLOBAL (LUXEMBOURG) HOLDINGS II S. À. R.L.

By:

Address:	9A boulevard Prince Henri, L-1724 Luxembourg
Attention: Mr Yves Cheret, Manager (yves.cheret@crestbridge.com)

With a copy to:

Moor Park Capital Partners LLP, 37-38 Margaret Street, 2nd floor, W1G 0JF London,
Attention: Mr Graydon Butler, COO (graydon.butler@moorparkcapital.com)

Fax:	+44 (0)20 3011 1573

137

Signatures

The Borrower

ARC GLOBAL II DB LUX S.À.R.L.

By:

Address:	9A boulevard Prince Henri, L-1724 Luxembourg
Attention: Mr Yves Cheret, Manager (yves.cheret@crestbridge.com)

With a copy to:

Moor Park Capital Partners LLP, 37-38 Margaret Street, 2nd floor, W1G 0JF London,
Attention: Mr Graydon Butler, COO (graydon.butler@moorparkcapital.com)

Fax:	+44 (0)20 3011 1573

The Original Guarantor

ARC GLOBAL (LUXEMBOURG) HOLDINGS II S. À. R.L.

By:

Address:	9A boulevard Prince Henri, L-1724 Luxembourg
Attention: Mr Yves Cheret, Manager (yves.cheret@crestbridge.com)

With a copy to:

Moor Park Capital Partners LLP, 37-38 Margaret Street, 2nd floor, W1G 0JF London,
Attention: Mr Graydon Butler, COO (graydon.butler@moorparkcapital.com)

Fax:	+44 (0)20 3011 1573

138

The Arranger Linklaters LLP

M&G INVESTMENTS MANAGEMENT LIMITED

By:

Address:	Governor’s House, Laurence Pountney Hill, EC4R0HH

Fax:	+44 207 548 3419

Attention:	Peter Foldvari Real - Estate Finance

The Mezzanine Agent

MOUNT STREET MORTGAGE SERVICING LIMITED

By:

Address:	The Squaire 12 Am Flughafen 60549 Frankfurt am Main

Fax:	+49 (0) 69 91 50 11 329

Attention:	Andreas Grundhöfer

The Mezzanine Security Agent

MOUNT STREET MORTGAGE SERVICING LIMITED

By:

Address:	The Squaire 12 Am Flughafen 60549 Frankfurt am Main

Fax:	+49 (0) 69 91 50 11 329

Attention:	Andreas Grundhöfer

The Original Lenders

M&G REAL ESTATE FINANCE 2 CO S.À R.L.

By:		by way of Power of Attorney

Address:	51 Avenue J F Kennedy, Kirchberg, L1855 Luxembourg

Fax:	+352 27 61 62 2

Attention:	Rolf Caspers

139

The Arranger

M&G INVESTMENTS MANAGEMENT LIMITED

By:

Address:	Governor’s House, Laurence Pountney Hill, EC4R0HH

Fax:	+44 207 548 3419

Attention:	Peter Foldvari Real - Estate Finance

The Mezzanine Agent

MOUNT STREET MORTGAGE SERVICING LIMITED

By:

Address:	The Squaire 12 Am Flughafen 60549 Frankfurt am Main

Fax:	+49 (0) 69 91 50 11 329

Attention:	Andreas Grundhöfer

The Mezzanine Security Agent

MOUNT STREET MORTGAGE SERVICING LIMITED

By:

Address:	The Squaire 12 Am Flughafen 60549 Frankfurt am Main

Fax:	+49 (0) 69 91 50 11 329

Attention:	Andreas Grundhöfer

The Original Lenders

M&G REAL ESTATE FINANCE 2 CO S.À R.L.

By:

Address:	51 Avenue J F Kennedy, Kirchberg, L1855 Luxembourg

Fax:	+352 27 61 62 2

Attention:	Rolf Caspers

140

M&G REAL ESTATE FINANCE 3 CO S.À R.L.

By:		by way of Power of Attorney

Address:	51 Avenue J F Kennedy, Kirchberg, L1855 Luxembourg

Fax:	+352 27 61 62 2

Attention:	Rolf Caspers

141